Registration No.

As filed with the Securities and Exchange Commission on February 20, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	7389	27-2015109
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Chen Yanhuan

Chief Executive Officer

Wu Ba Superior Products Holding Group Inc.

Unit 1301, Zhongan Building, 1 Guangchuang Rd, Longgang District

ShenZhen, GuangDong,China.

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paracorp Incorporated

318 N. Carson Street, #208

Carson City, NV 89701

(888) 972-7273

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark Crone, Esq.

The Crone Law Group, P.C.

500 Fifth Avenue, Suite 938

New York, NY 10110

mcrone@cronelawgroup.com

Telephone: (917) 398-5081

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ] .

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Price Per Share	Proposed(2) Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per share	33,333,000	$1.26	$41,999,580	$5,452
Total	33,333,000	$1.26	$41,999,580	$5,452

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) the registrant is also registering an indeterminate number of additional shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act based upon the closing sale price of our shares of common stock of 1.26 on February 10, 2020.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

PROSPECTUS

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

33,333,000 shares of Common Stock

This prospectus relates to shares of common stock of Wu Ba Superior Products Holding Group Inc. which may be offered by the selling shareholders for their own account.

The shares of common stock being offered by the selling shareholders pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling shareholders to the public without restriction. Each of the selling shareholders and the participating brokers or dealers may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by such selling shareholder, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any shares of our common stock will be sold by any of the selling shareholders, and we cannot predict when or in what amounts any of the selling shareholders may sell any of our shares of common stock offered by this prospectus.

Our common stock is quoted on the OTC Pink Marketplace under the symbol “WBWB.”  On February10, 2020, the closing price of our common stock was $1.26.

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from any sale or disposition by the selling shareholders of the shares of our common stock covered by this prospectus. We are paying the expenses incurred in registering the shares.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”).

The date of this prospectus is February 19. 2020.

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

You should rely only on the information contained in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front cover of those documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation that relate to our business, and more specifically, how we market and sell products; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing.

In this prospectus, the “Company,” “we,” “us,” and “our” refer to Wu Ba Superior Products Holding Group Inc.

Corporate History

Wu Ba Superior Products Holding Group Inc. (“we”, the “Company” or “Wu Ba”) was incorporated in the State of Nevada on June 23, 2010 and underwent several name changes prior to its current name.  Most recently and until December of 2018, the Company was known as Rarus Technologies, Inc., which was a dormant company.

On January 29, 2018, the Eighth Judicial District Court in Clark County, Nevada, appointed an affiliate of David Lazar as custodian of the Company. On May 2, 2018, control of the Company was transferred by the entity controlled by Mr. Lazar to Mr. Chen Yanhua, our Chairman and principal executive officer and sole director, by selling him 10,000,000 shares of Series A Preferred Stock for a purchase price of $400,000.

Effective December 17, 2018 we changed our name from Rarus Technologies, Inc. to Wu Ba Superior Products Holding Group Inc.  Effective as of January 22, 2019 the Company conducted a 100 for 1 reverse split reorganization whereby each 100 shares of outstanding common stock were exchanged for one share of common stock.  In connection with the foregoing, we changed our trading symbol from RARS to WBWB and began trading as WBWB effective on February 20, 2019.

Effective as of December 20, 2019, we effectuated a reverse stock split of our common stock of 10 for 1 in contemplation of the acquisition of Living Cycle described below. This resulted in 1,586,419 shares of common stock issued and outstanding. All share amounts set forth herein shall reflect the reverse splits (unless otherwise specified).

On December 27, 2019, we consummated the transactions contemplated by the Share Exchange Agreement among the Company, Living Cycle Holding Ltd., a British Virgin Islands corporation (“Living Cycle”) and the four shareholders of Living Cycle, pursuant to which we acquired all the ordinary shares of Living Cycle in exchange for the issuance to the shareholders of Living Cycle of an aggregate of 100,000,000 shares of the Company.  These four shareholders are the selling securityholders in this prospectus and are all affiliates. As a result of the transactions contemplated by the Share Exchange Agreement, Living Cycle became a wholly-owned subsidiary of the Company.

Wu Ba, through its wholly owned subsidiary, Living Cycle and its subsidiaries and the Variable Interest Entities (“VIE”) own and operate an active ecommerce business in the People’s Republic of China. Our business is an ecommerce platform which offers marketplace services that enable third-party merchants to sell their products to consumers in China.

SUMMARY OF THE OFFERING

The following is a summary of the shares being offered by the selling shareholders:

Common stock offered by selling shareholders	Up to 33,333,000 shares of common stock. This represents an aggregate of 32.81% of our outstanding common stock. (1)

Common stock outstanding prior to the offering	101,586,419 shares

Common stock outstanding after the offering	101,586,419 shares

Terms of the Offering

The Selling Shareholders will determine when and how they will sell the common stock offered in this prospectus. as more fully provided in the Plan of Distribution section of this prospectus commencing Page 59

Use of proceeds

We are not selling any shares of the common stock covered by this prospectus.  As such, we will not receive any of the offering proceeds from the registration of the shares of Common Stock covered by this prospectus.

Risk factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

OTC Pink Trading Symbol	WBWB

(1)	Based on 101,586,419 shares of common stock outstanding as of February 10, 2020

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this Registration Statement, including our consolidated financial statements and related notes, before making a decision to invest in our common stock. Any of the following risks could have an adverse effect on our business, operating results, financial condition and prospects, and could cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. Our business, operating results, financial condition and prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

We consider the following to be the material risks for an investor regarding our common stock. Our Company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount. An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Registration Statement before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risks Related to Our Business and Industry

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our audited consolidated financial statements as of December 31, 2018 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring losses from operations and net capital deficiency and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Dependence on financing and losses for the foreseeable future.

Although we generated revenue of $19,636,771 for the year ended December 31, 2018, such revenue is not sufficient to cover our operating expenses, and we expect that operating losses will continue into the near term. For the year ended December 31, 2018, we had total operating expenses of $20, 398,569 and a working capital deficiency of $1,364,750. Our ability to continue as a going concern is dependent upon raising capital from financing transactions. To stay in business, we will need to raise additional capital through public or private sales of our securities, debt financing or short-term bank loans, or a combination of the foregoing. We can provide no assurance as to whether our capital raising efforts will be successful or as to when, or if, we will be profitable in the future. Even if the Company achieves profitability, it may not be able to sustain such profitability. If we are unable to obtain financing or achieve and sustain profitability, we may have to suspend operations, sell assets and will not be able to execute our business plan. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

Our business, assets and operations are located in the People’s Republic of China.

Our business, assets and operations are primarily located in the People’s Republic of China (“PRC”). The PRC’s government formulated strict foreign exchange policies may have a negative effect on our operations.

Actions of government or change of policies may adversely affect our business, financial condition and results of operation.

We are at risk from significant and rapid change in the legal systems, regulatory controls, and practices in areas in which we operate. Accordingly, changes to, or violation of, these systems, controls or practices could increase costs and have material and adverse impacts on the reputation, performance and financial condition of our development and operation.

We derive the majority of our revenues from sales in the PRC and any downturn in the Chinese economy could have a materially adverse effect on our business and financial conditions.

The majority of our revenues are expected to be generated from sales of our services in the PRC and we anticipate that revenues from such sales will continue to represent the substantial portion of our total revenues in the near future. Our sales and earnings can also be affected by changes in the general economy. Our success is influenced by a number of economic and political factors which affect consumer income, such as employment levels, business conditions, interest rates, oil and gas prices and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting our sales and profitability.

Our limited operating history makes it difficult to evaluate our business and prospects. We cannot guarantee that we will be able to maintain the growth rate that we have experienced to date.

We commenced our commercial operations in March 2017 and have a limited operating history. The numbers of our active buyers and active merchants have grown exponentially. However, our historical performance may not be indicative of our future growth or financial results. We cannot assure you that we will be able to grow at the same rate as we did in the past, or avoid any decline in the future. Our growth may slow down or become negative, and revenues may decline for a number of possible reasons, some of which are beyond our control, including decreasing consumer spending, increasing competition, declining growth of our overall market or industry, the emergence of alternative business models, changes in rules, regulations, government policies or general economic conditions. In addition, our online marketing services, from which we have generated almost all of our revenues since 2017, are a relatively new initiative and may not grow as quickly as we have anticipated. It is difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in rapidly evolving markets may be exposed. If our growth rate declines, investors' perceptions of our business and prospects may be materially and adversely affected and the market price of our common stock could decline. You should consider our prospects in light of the risks and uncertainties that companies with a limited operating history may encounter.

If we fail to anticipate buyer needs and provide products and services to attract and retain buyers, or fail to adapt our services or business model to changing buyer needs, our business may be materially and adversely affected.

The e-commerce market in which we operate as well as buyer needs and preferences are constantly evolving. As a result, we must continuously respond to changes in the market and buyer demand and preferences to remain competitive, grow our business and maintain our market position. We intend to further diversify our product and service offerings to add to our revenue sources in the future. New products and services, new types of buyers or new business models may involve risks and challenges we do not currently face. Any new initiatives may require us to devote significant financial and management resources and may not perform as well as expected. Furthermore, we may have difficulty in anticipating buyer demand and preferences, and the products offered on our platform may not be accepted by the market or may be rendered obsolete or uneconomical. Therefore, any inability to adapt to these changes may result in a failure to capture new buyers or retain existing buyers, the occurrence of which would materially and adversely affect our business, financial condition and results of operations.

In addition, to remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our platform. The internet and the e-commerce markets are characterized by rapid technological evolution, changes in buyer requirements and preferences, frequent introductions of new products, features and services embodying new technologies and the emergence of new industry standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop and adapt to new technologies useful in our business, and respond to technological advances and emerging industry standards and practices, in particular with respect to mobile internet, in a cost-effective and timely way. We cannot assure you that we will be successful in these efforts.

Any harm to our reputation may materially and adversely affect our business and results of operations.

We believe that the recognition and reputation of our brand among our buyers, merchants and third-party service providers have contributed significantly to the growth and success of our business. Maintaining and enhancing the recognition and reputation of our brand are critical to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand. These factors include our ability to:

•	provide a superior shopping experience to buyers;
•	maintain the popularity, attractiveness, diversity, quality and authenticity of our product offerings;
•	maintain the efficiency, reliability and quality of the fulfillment and delivery services to our buyers;
•	maintain or improve buyers' satisfaction with our after-sale services;
•	increase brand awareness through marketing and brand promotion activities; and
•

preserve our reputation and goodwill in the event of any negative publicity on consumer experience or merchant service, internet and data security, product quality, price or authenticity, or other issues affecting us or other e-commerce businesses in China.

Public perception that counterfeit, unauthorized, illegal, or infringing products are sold on our platform or that we or merchants on our platform do not provide satisfactory consumer services, even if factually incorrect or based on isolated incidents, could damage our reputation, diminish the value of our brand, undermine the trust and credibility we have established and have a negative impact on our ability to attract new buyers or retain our current buyers. If we are unable to maintain our reputation, enhance our brand recognition or increase positive awareness of our APP products and services, it may be difficult to maintain and grow our buyer base, and our business and growth prospects may be materially and adversely affected.

Our business generates and processes a large amount of data, and we are required to comply with PRC laws relating to cyber security. The improper use or disclosure of data could have a material and adverse effect on our business and prospects.

Our business generates and processes a large quantity of data. We face risks inherent in handling and protecting large volume of data. In particular, we face a number of challenges relating to data from transactions and other activities on our platforms, including:

•	protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior or improper use by our employees;
•	addressing concerns related to privacy and sharing, safety, security and other factors; and
•

complying with applicable laws, rules and regulations relating to the collection, use, storage, transfer, disclosure and security of personal information, including any requests from regulatory and government authorities relating to this data.

The PRC regulatory and enforcement regime with regard to data security and data protection is evolving. We may be required by Chinese governmental authorities to share personal information and data that we collect to comply with PRC laws relating to cybersecurity. PRC regulators have been increasingly focused on regulation in the areas of data security and data protection. We expect that these areas will receive greater attention and focus from regulators, as well as attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with data security and protection. If we are unable to manage these risks, we could become subject to penalties, fines, suspension of business and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected. In addition, regulatory authorities around the world have recently adopted or are considering a number of legislative and regulatory proposals concerning data protection. These legislative and regulatory proposals, if adopted, and the uncertain interpretations and application thereof could, in addition to the possibility of fines, result in an order requiring that we change our data practices, which could have an adverse effect on our business and results of operations.

Failure to protect confidential information of buyers, merchants and our network against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

A significant challenge to the e-commerce industry is the secure storage of confidential information and its secure transmission over public networks. A majority of the orders and the payments for products offered on our platform are made through our mobile app. In addition, all online payments for products sold on our platform are settled through third-party online payment services. Maintaining complete security on our platform and systems for the storage and transmission of confidential or private information, such as buyers' personal information, payment-related information and transaction information, is essential to maintain consumer confidence in our platform and systems.

We have adopted strict security policies and measures, including encryption technology, to protect our proprietary data and buyer information. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold with respect to buyers and merchants on our platform. Such individuals or entities obtaining confidential or private information may further engage in various other illegal activities using such information. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of our buyers may choose to make payment for purchases. Any negative publicity on our platform's safety or privacy protection mechanisms and policies, and any claims asserted against us or fines imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations. Any compromise of our information security or the information security measures of our contracted third-party online payment service providers could have a material and adverse effect on our reputation, business, prospects, financial condition and results of operations.

Our merchants use a variety of third-party logistics service providers. Service interruptions, failures, or constraints of these logistics service providers could severely harm our business and prospects.

The merchandises on our platform are supplied and shipped directly from our merchants to our buyers. Our merchants use third-party logistics service providers to fulfill and deliver their orders. Interruptions to or failures in third-party logistics services could prevent timely and successful delivery of the ordered products to our buyers. As we do not directly control or manage the operations of these third-party logistics service providers, we may not be able to guarantee their performance. Any failure to provide satisfactory services to our buyers, such as delays in delivery, product damage or product loss during transit, may damage our reputation and cause us to lose buyers, and may ultimately adversely affect our results of operations. In addition, certain of these third-party logistics service may be influenced by our competitors when providing services to us. For example, if third-party logistics service providers raise the shipping rates for delivering products of merchants on our APP, Wuba Life Circle, our merchants may not be willing to bear the increased costs or be able to offer competitive prices for products on our platform. As a result, our business and prospects, as well as our financial condition and results of operations could be materially and adversely affected.

If the third-party logistics service providers used by our merchants fail to deliver products to our buyers on time or deliver products in good conditions, our buyers may refuse to accept merchandise purchased on our platform and have less confidence in our platform. In such event, we cannot assure you that our merchants will be able to find alternative cost-efficient logistics service providers to offer satisfactory delivery services in a timely manner, or at all, which could cause our business and reputation to suffer or cause merchants to move to other platforms and have negative impact on our financial conditions.

Any change, disruption, discontinuity in the features and functions of major social networks could severely limit our ability to continue growing our buyer base, and our business may be materially and adversely affected.

Our success depends on our ability to attract and retain new buyers and expand our buyer base. Acquiring and retaining buyers on our platform is important to the growth and profitability of our business. We leverage social networks as a tool for buyer acquisition and engagement. Although buyers can access our platform and make team purchases without using social networks, we leverage social networks to enable buyers to share product information and their purchase experiences with their friends, family and other social contacts. A portion of our buyer comes from such user recommendation or product introduction feature which buyers can share with friends or contacts through social networks. Due to the nature of our business model, which resembles a dynamic and interactive shopping experience, it is impracticable for us to accurately bifurcate and quantify the buyer traffic generated directly through our platform and through social networks. Therefore, during our daily operations, we focus more on the GMV on our platform as a whole and the seamless user experience across different access points, and believe that the final purchase destination cannot be used to reflect the significance of social networks and our mobile app to our business operations.

To the extent that we fail to leverage such social networks, our ability to attract or retain buyers may be severely harmed. If any of these social networks makes changes to its functions or support, such as charging fees for functions or support that is currently provided for free, or stops offering its functions or support to us, we may not be able to locate alternative platforms of similar scale to provide similar functions or support on commercially reasonable terms in a timely manner, or at all. Furthermore, we may fail to establish or maintain relationships with additional social network operators to support the growth of our business on economically viable terms, or at all. Any interruption to or discontinuation of our relationships with major social network operators may severely and negatively impact our ability to continue growing our buyer base, and any occurrence of the circumstances mentioned above may have a material adverse effect on our business, financial condition and results of operations.

We face intense competition, and if we fail to compete effectively, we may lose market share, buyers and merchants.

The e-commerce industry in China is intensely competitive. We compete to attract, engage and retain buyers, merchants, and other participants on our platforms. Our current or potential competitors include (i) major e-commerce companies in China, (ii) major traditional and brick-and-mortar retailers in China, (iii) retail companies in China focused on specific product categories and (iv) major internet companies in China that do not operate e-commerce businesses now but may enter the e-commerce business area or are in the process of initiating their e-commerce businesses. These current or future competitors may have longer operating histories, greater brand recognition, better supplier or merchant relationships, stronger infrastructure, larger buyer bases or greater financial, technical or marketing resources than we do. Competitors may leverage their brand recognition, experience and resources to compete with us in a variety of ways, including making investments and acquisitions for the expansion of their product and service offerings. Some of our competitors may be able to secure more favorable terms from merchants, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to develop their IT systems and technology. Some of these competitors may also offer "team purchase" on their platforms or offer innovative purchase models that may turn out to be highly popular among buyers, and buyers may prefer them over our team purchase model. In addition, new and enhanced technologies may increase the competition in the market we operate in. Increased competition may reduce our profitability, market share, customer base and brand recognition. There can be no assurance that we will be able to compete successfully against current or future competitors, and such competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

If we fail to maintain and expand our relationships with merchants, our revenues and results of operations will be harmed.

We rely on our merchants to offer merchandise that appeals to our existing and potential buyers at attractive prices. Our ability to provide popular products on our platform at attractive prices depends on our ability to develop mutually beneficial relationships with our merchants. For example, we rely on our merchants to make available sufficient inventory and fulfill large volumes of orders in an efficient and timely manner to ensure our user experience. To date, our buyers and merchants have been increasing in parallel as a result of the powerful network effects of our platform. However, we may experience merchant attrition in the ordinary course of business resulting from several factors, such as losses to competitors, perception that marketing on our platform is ineffective, reduction in merchants' marketing budgets, and closures or bankruptcies of merchants. In addition, we may have disputes with merchants with respect to their compliance with our quality control policies and measures and the penalties imposed by us for violation of these policies or measures from time to time, which may cause them to be dissatisfied with our platform. If we experience significant merchant attrition, or if we are unable to attract new merchants, our revenues and results of operations may be materially and adversely affected. In addition, our agreements with merchants also typically do not restrict them from establishing or maintaining business relationships with our competitors. We cannot assure you that merchants will continue to offer merchandise on our platform if they are pressured to use only one platform to market their products.

Any disruption to our IT systems could materially affect our ability to maintain the satisfactory performance of our IT systems and deliver consistent services to our buyers and merchants.

The proper functioning of our IT systems is essential to our business. The satisfactory performance, reliability and availability of our IT systems are critical to our success. If our technology infrastructure fails to keep pace with increased sales on our app in particular with respect to our new product and service offerings, our buyers may experience delays as we seek to source additional capacity, which would adversely affect our results of operations as well as our reputation.

Additionally, we must continue to upgrade and improve our technology infrastructure to support our business growth. However, we cannot assure you that we will be successful in executing these system upgrades, and the failure to do so may impede our growth. We currently rely on Ali as our cloud service platform and servers operated by cloud service providers to store our data, to allow us to analyze a large amount of data simultaneously and to update our buyer database and buyer profiles quickly. Any interruption or delay in the functionality of these external cloud service and server providers may materially and adversely affect the operations of our business.

Finally, we may be unable to monitor and ensure high-quality maintenance and upgrade of our IT systems and infrastructure on a real-time basis, and buyers may experience service outages and delays in accessing and using our platform to place orders. We also may experience surges in online traffic and orders associated with promotional activities and generally as we scale, which can put additional demand on our platform at specific times. Our technology or infrastructure may not function properly at all times. Any system interruptions caused by telecommunications failures, computer viruses, hacking or other attempts to harm our systems that result in the unavailability or slowdown of our platform or reduced order fulfillment performance could reduce the volume of products sold and the attractiveness of product offerings on our platform. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website or mobile app slowdown or unavailability, delays or errors in transaction processing, loss of data or the inability to accept and fulfill buyer orders. Any of such occurrences could cause severe disruption to our daily operations. As a result, our reputation may be materially and adversely affected, our market share could decline and we could be subject to liability claims.

We have incurred net losses in the past, and we may continue to incur losses in the future.

We have incurred net losses since our inception. We cannot assure you that we will be able to generate net profits in the future. In addition, we expect our operating costs and expenses to increase in absolute amounts in the future due to: (i) the continued expansion of our business operations, buyer base and merchant network, (ii) the continued investment in technology infrastructure and network, (iii) sales and marketing expenses as we continue to expand our buyer base, and (iv) the launch of new services, which may incur upfront costs, change our existing revenue and cost structures, and affect our ability to achieve profitability.

Our ability to achieve profitability depends on our ability to, among other things, increase our number of active buyers, grow and diversify our merchant base, and optimize our cost structure. We may not be able to achieve any of the above.  If we continue to incur substantial marketing expenses without being able to achieve the anticipated buyer and merchant growth, our operating results may be materially and adversely affected. As a result, we may fail to improve our operating margin, and may continue to incur net losses in the future. In addition, our ability to use our net losses to offset future taxable income may be subject to certain limitations, including limitations resulting from reorganization of our corporate structure and change of our primary operating entities. As such, we may not be able to fully utilize our net losses or at all, even if we were to achieve profitability.

Our success depends on the continuing efforts of our key employee. If we fail to motivate our key employee, our business may suffer.

Our future success is significantly dependent upon the continued service of our key executives and other key employees. If we lose the services of any member of our management or key personnel, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt our business and growth. Our Chairman and Chief Executive Officer, Yanhuan Chen, and other management members are critical to our vision, strategic direction, culture and overall business success. If there is any internal organizational structure change or change in responsibilities for our management or key personnel, the operation of our business and our business prospects may be adversely affected. Our employees, including members of our management, may choose to pursue other opportunities. If we are unable to motivate or retain key employees, our business may be severely disrupted and our prospects could suffer.

The increasing scale of our business also requires us to hire and retain a wide range of capable and experienced personnel and technology talents who can adapt to a dynamic, competitive and challenging business environment. Competition for talents is intense, and the availability of suitable and qualified candidates in China is limited. Competition for talent could cause us to offer higher compensation and other benefits to attract and retain them. Even if we were to offer higher compensation and other benefits, these individuals may not choose to join or continue to work for us. Any failure to attract or retain key management and personnel could severely disrupt our business and growth.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Our business has grown substantially since our inception, and we expect continued growth in our business, revenues and number of employees. We have expanded our headcount and office facilities, and we anticipate that further expansion in certain areas and geographies will be required. This expansion increases the complexity of our operations and places a significant strain on our management, operational and financial resources. We must continue to hire, train and effectively manage new employees. If our new hires perform poorly or if we are unsuccessful in hiring, training, managing and integrating new employees, our business, financial condition and results of operations may be materially harmed.

In addition, we plan to further establish relationships with more merchants to increase the product offerings on our platform.  We also constantly strive to increase our internet sales.  Such expansion may require us to introduce new products and work with a variety of additional merchants to address the evolving needs of our buyers. We may have limited or no experience for certain new product offerings, and our expansion into these new product offerings may not achieve broad buyer acceptance. We may be subject to claims if buyers are not satisfied with the quality of the products or do not have satisfactory experiences in general. To effectively manage the expected growth of our operations and personnel, we will need to continue to improve our transaction processing, technological, operational and financial systems, policies, procedures and quality controls. All of these endeavors involve risks and will require significant management, financial and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. If we are not able to manage our growth effectively, or at all, our business and prospects may be materially and adversely affected.

We may incur liability for counterfeit, unauthorized, illegal, or infringing products sold or misleading information available on our platforms.

Under our current marketplace model, all products offered on our platform are supplied by merchants, who are separately responsible for sourcing the products that are sold on our platform. In the twelve-month period ended December 31, 2018, we had 26,000 active merchants on our app offering a broad range of product categories. We have been and may continue to be subject to allegations and lawsuits claiming that products listed or sold through our platform by third-party merchants are counterfeit, unauthorized, illegal, or otherwise infringe third-party copyrights, trademarks and patents or other intellectual property rights, or that content posted on our user interface contains misleading information on description of products and comparable prices. Although we have adopted strict measures to protect us against these potential liabilities, including proactively verifying the authenticity and authorization of products sold on our platform through working with brands and conducting offline investigations, immediately taking down any counterfeit or illegal products or misleading information found on our app and freezing the accounts of merchants in violation of the platform policies, these measures may not always be successful or timely. We have taken a number of measures to strengthen supervision on the qualifications of the distributors of publications on our platform and to respond effectively to claims of copyright infringement.  These measures may not appeal to consumers, merchants or other participants on our platform. A merchant whose account is suspended or terminated by us, regardless of our compliance with the applicable laws, rules and regulations, may have disputes with us and commence action against us for damages, make public complaints or engage in publicity campaigns against us. We may incur significant costs to defend against these activities, which could harm our business.

In the event that counterfeit, illegal, unauthorized or infringing products are sold on our platform or infringing or misleading content is posted on our user interface, we could face claims or penalties. Counterfeit products sold on our platform may damage our reputation and cause buyers to refrain from making future purchases from us, and cause vendors to refrain from selling to us.  Irrespective of the validity of such claims, we could incur significant costs and efforts in either defending against or settling such claims. If there is a successful claim against us, we might be required to pay substantial damages or refrain from further sale of the relevant products. Potential liabilities under PRC law for negligence in participating or assisting in infringement activities associated with counterfeit goods include injunctions to cease infringing activities, rectification, compensation, administrative penalties and even criminal liability.

Moreover, the alleged sales of counterfeit products and third-party claims or administrative penalties related to them could result in significant negative publicity and our reputation could be severely damaged. In addition, certain merchants may post and sell on our platform products that may not be sold via e-commerce platform under relevant PRC regulation, such as prescription drugs and foreign currencies. Failure to identify and remove such products from our platform may subject us to liability and administrative penalties. Any of these events could have a material and adverse effect on our business, results of operations or financial condition.

We may be subject to claims under consumer protection laws, including health and safety claims and product liability claims, if property or people are harmed by the products and services sold on our platform. Additionally, new laws and regulations may impose additional requirements and other obligations on our business, which may materially and adversely affect our business, financial conditions and results of operations.

The PRC government, media outlets and public advocacy groups have been increasingly focused on consumer protection in recent years. The products sold by third-party merchants on our platform may be defectively designed or manufactured, and offerings of defective products on our platform may expose us to liabilities associated with consumer protection laws. Operators of e-commerce platforms are subject to certain provisions of consumer protection laws even where the operator is not the manufacturer or provider of the products or services purchased by the consumer. For example, under applicable consumer protection laws in China, e-commerce platform operators may be held liable for consumer claims relating to damage if they are unable to provide consumers with the true name, address and contact details of merchants. In addition, if we do not take appropriate remedial action against merchants for actions they engage in that we know, or should have known, would infringe upon the rights and interests of consumers, we may be held jointly liable for infringement alongside the merchants. Moreover, applicable consumer protection laws in China provide that platforms will be held liable for failing to meet any undertakings that the platforms make to consumers with regard to products listed on their platforms. Furthermore, we are required to report to the State Administration for Market Regulation, formerly known as the State Administration for Industry and Commerce (“SAIC”), or its local branches any violation of applicable laws, regulations or SAIC rules by merchants, such as sales of goods without proper license or authorization, and we are required to take appropriate remedial measures, including ceasing to provide services to the relevant merchants. We may also be held jointly liable with merchants who do not possess the proper licenses or authorizations to sell goods or sell goods that do not meet product standards.

We do not maintain product liability insurance for products transacted on our app and our rights of indemnity from the merchants on our platform may not adequately cover us for any liability we may incur. Even unsuccessful claims could result in significant expenditure of funds and diversion of management time and resources, which could materially and adversely affect our business, financial condition and prospects.

In addition, the PRC government authorities may continue to promulgate new laws, regulations and rules governing the e-commerce industry, tighten enforcement of existing laws, rules and regulations, and impose additional requirements and other obligations on our business. For example, The E-commerce Business Law was promulgated in August 2018 and implemented on January 1,2019. The law proposes to impose a "duty of reasonable care" on e-commerce platform operators, which may require the e-commerce platform operators to be held jointly liable with merchants if they did not exercise reasonable care, or, with respect to products or services affecting consumers' life and health, failed to review the qualifications of merchants or take reasonable measures to safeguard the interests of the consumers. Such new legislation and enforcement may result in additional compliance obligations and increased costs or place restrictions upon our current or future operations, and may materially and adversely affect our business, financial condition and results of operations.

We may face challenges in expanding our product offerings.

As we broaden our product offerings, we will need to work with a large number of new merchants efficiently and establish and maintain mutually beneficial relationships with our existing and new merchants. To support our growth and our expansion, we will need to devote management, operating, financial and human resources which may divert our attention from existing businesses, incur upfront costs, and implement a variety of new and upgraded management, operating, financial and human resource systems, procedures and controls. There is no assurance that we will be able to implement all of these systems, procedures and control measures successfully or address the various challenges in expanding our future businesses and operations effectively.

We rely on proper operation and maintenance of our mobile platform and internet infrastructure and telecommunications networks in China. Any malfunction, capacity constraint or operation interruption may have an adverse impact on our business.

Currently, all of our sales of products are generated online through our Lucky Wu Ba mobile platform. Therefore, the satisfactory performance, reliability and availability of our mobile platform are critical to our success and our ability to attract and retain buyers. Our business depends on the performance and reliability of the internet infrastructure in China. The reliability and availability of our mobile platform depends on telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth and server storage, among other things. If we are unable to enter into and renew agreements with these providers on acceptable terms, or if any of our existing agreements with such providers are terminated as a result of our breach or otherwise, our ability to provide our services to our buyers could be adversely affected. Access to internet in China is maintained through state-owned telecommunications carriers under administrative control, and we obtain access to end-user networks operated by such telecommunications carriers and internet service providers to give buyers access to our mobile platform. The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our mobile platform. Service interruptions prevent buyers from accessing our mobile platform and placing orders, and frequent interruptions could frustrate buyers and discourage them from attempting to place orders, which could cause us to lose buyers and harm our operating results.

We may engage in acquisitions, investments or strategic alliances in the future, which could require significant management attention and materially and adversely affect our business and results of operations.

We may identify strategic partners to form strategic alliances, invest in or acquire additional assets, technologies or businesses that are complementary to our existing business. These investments may involve minority stakes in other companies, acquisitions of entire companies or acquisitions of selected assets.

Any future strategic alliances, investments or acquisitions and the subsequent integration of the new assets and businesses obtained or developed from such transactions into our own may divert management from their primary responsibilities and subject us to additional liabilities. In addition, the costs of identifying and consummating investments and acquisitions may be significant. We may also incur costs and experience uncertainties in completing necessary registrations and obtaining necessary approvals from relevant government authorities in China and elsewhere in the world. The costs and duration of integrating newly acquired assets and businesses could also materially exceed our expectations. Any such negative developments could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Undetected programming errors or flaws or failure to maintain effective customer service could harm our reputation, which would materially and adversely affect our results of operations.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage immense amount of data. The software on which we rely has contained, and may now or in the future contain, undetected programming errors or flaws. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative experience for buyers using our app disruptions to the operations of our merchants, delay introductions of new features or enhancements, result in errors or compromise our ability to support effective customer service and enjoyable buyer engagement. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation and loss of buyers, which could adversely affect our business, results of operations and financial conditions.

We rely on commercial banks and third-party online payment service providers for payment processing and escrow services on our platform. If these payment services are restricted or curtailed in any way or become unavailable to us or our buyers for any reason, our business may be materially and adversely affected.

We do not have our own online payment systems. All transactions involves online payments are relied on commercial banks and third -party payment platform. Commercial banks are controlled and governed by government authority. Third parties are related to Alipay and Wechat, who hold online payment license authorized by government.  Our business depends on the billing, payment and settlement via mentioned methods. Precaution would be implemented if either of above payment services fail to secure customer’s account, maintain accurate records of every transaction and able to make settlement. The quality, utility, convenience or attractiveness of these payment processing services declines, or we have to change the pattern of using these payment services for any reason, the attractiveness of our platform could be materially and adversely affected.

Business involving online payment services is subject to a number of risks that could materially and adversely affect third-party online payment service providers' ability to provide payment processing and escrow services to us, including:

•	dissatisfaction with these online payment services or decreased use of their services by buyers and merchants;
•	increasing competition, including from other established Chinese internet companies, payment service providers and companies engaged in other financial technology services;
•	changes to rules or practices applicable to payment systems that link to third-party online payment service providers;
•	breach of buyers' personal information and concerns over the use and security of information collected from buyers;
•	service outages, system failures or failures to effectively scale the system to handle large and growing transaction volumes;
•

increasing costs to third-party online payment service providers, including fees charged by banks to process transactions through online payment channels, which would also increase our costs of revenues; and

•	failure to manage funds accurately or loss of funds, whether due to employee fraud, security breaches, technical errors or otherwise.

Certain commercial banks in China impose limits on the amounts that may be transferred by automated payment from buyers' bank accounts to their linked accounts with third-party online payment services. We cannot predict whether these and any additional restrictions that could be put in place would have a material adverse effect on our platform.

In addition, the commercial banks and third-party online payment service providers that we work with are subject to the supervision of the People's Bank of China (“PBOC”). The PBOC may publish rules, guidelines and interpretations from time to time regulating the operation of financial institutions and payment service providers that may in turn affect the pattern of services provided by such entities for us. For example, in November 2017, the PBOC published a notice, or the PBOC Notice, on the investigation and administration of illegal offering of settlement services by financial institutions and third-party payment service providers to unlicensed entities. The PBOC Notice intended to prevent unlicensed entities from using licensed payment service providers as a conduit for conducting the unlicensed payment settlement services, so as to safeguard the fund security and information security. We believe that our pattern of receiving settlement services from third-party online payment service providers are not in violation of the PBOC Notice because the relevant commercial bank opens an internal special account to receive payment from the buyers and we will submit to the bank materials verifying the truthfulness of the relevant transactions and the bank will also verify other information if it deems necessary before it distributes the payment to merchants and us. However, we cannot assure you that the PBOC or other governmental authorities will hold the same view with ours. If required by the PBOC or new legislation, our cooperative payment service providers will have to suspend their services or explore new pattern to offer their services to us, we may not be able to claim our ownership and exclusive control of the payments from the buyers in the bank accounts opened with the relevant commercial banks, and we may incur additional expenses or invest considerable resources in complying with the requirements. If the PBOC or other governmental authorities deem our cooperation with payment service providers to be violation of law, our income derived from the accrued interests in the relevant bank accounts may be confiscated, and we may be subject to a fine of one to five times of such income.

Finally, we cannot assure you that we will successfully enter into and maintain amicable relationships with these commercial banks and online payment service providers. Identifying, negotiating and maintaining relationships with these providers require significant time and resources. Our current agreements with these service providers also do not prohibit them from working with our competitors. They could choose to terminate their relationships with us or propose terms that we cannot accept. In addition, these service providers may not perform as expected under our agreements with them, and we may have disagreements or disputes with such payment service providers, any of which could adversely affect our brand and reputation as well as our business operations.

Any lack of additional requisite approvals, licenses or permits or failure to comply with any requirements of PRC laws, regulations and policies may materially and adversely affect our daily operations and hinder our growth.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including the Ministry of Commerce (“MOFCOM”), the Ministry of Industry and Information Technology (“MIIT”), and other governmental authorities in charge of the relevant categories of products sold by us. Together, these government authorities promulgate and enforce regulations that cover many aspects of the operation of online retailing, including entry into this industry, the scope of permissible business activities, licenses and permits for various business activities, and foreign investment. We are required to hold a number of licenses and permits in connection with our business operation, including the EDI license, which provides users with online data processing and transaction/transaction processing business license through public communication network through various data and transaction processing application platforms connected with public communication network, and approvals for the establishment of foreign-invested enterprises engaging in the sale of goods over the internet. We have in the past held and currently hold all material licenses and permits described above and are applying for certain filings with the government authorities.

We have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the conducting of our business without the above-mentioned approvals and permits. However, we cannot assure you that we will not be subject to any penalties in the future. As the online retail industry is still evolving in China, new laws and regulations may be adopted from time to time to require additional licenses and permits other than those we currently have, and to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to online retail businesses. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or impose additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these and other regulatory actions by the PRC governmental authorities, including issuance of official notices, change of policies, promulgation of regulations and imposition of sanctions, may adversely affect our business and have a material and adverse effect on our results of operations. In addition, if we were to use new or additional domain names to conduct our business, we would have to apply for the same set of government authorizations or amend the current ones. There is no assurance that we will be able to complete such procedures timely.

In addition to the licenses and permits, laws and regulations may require e-commerce platform operators to take measures to protect consumer rights. Although we endeavor to follow the laws and regulations, there is no assurance that we can timely react to the evolving requirements, and the government authorities may, to certain extent, have discretion in determining whether such requirements have been strictly complied with. If the government authorities deem that we fail to meet such requirements, we may receive warnings, be ordered to make rectifications, or subject to other administrative sanctions that may have material adverse effect on our business, financial condition and our results of operations.

We may increasingly become a target for public scrutiny, including complaints to regulatory agencies, negative media coverage, and malicious reports, all of which could severely damage our reputation and materially and adversely affect our business and prospects.

We process an extremely large number of transactions on a daily basis on our app and the high volume of transactions taking place on our platform as well as publicity about our business create the possibility of heightened attention from the public, regulators and the media. Heightened regulatory and public concerns over consumer protection and consumer safety issues may subject us to additional legal and social responsibilities and increased scrutiny and negative publicity over these issues, due to the large number of transactions that take place on our platform and the increasing scope of our overall business operations. In addition, changes in our services or policies have resulted and could result in objections by members of the public, the traditional, new and social media, social network operators, merchants on our platform or others. From time to time, these objections or allegations, regardless of their veracity, may result in consumer dissatisfaction, public protests or negative publicity, which could result in government inquiry or substantial harm to our brand, reputation and operations.

Moreover, as our business expands and grows, both organically and through potential acquisitions of and investments in other businesses, domestically and internationally, we may be exposed to heightened public scrutiny in jurisdictions where we already operate as well as in new jurisdictions where we may operate. There is no assurance that we would not become a target for regulatory or public scrutiny in the future or that scrutiny and public exposure would not severely damage our reputation as well as our business and prospects.

Our online marketing services constitute internet advertisement, which subjects us to laws, rules and regulations applicable to advertising.

We derive a significant amount of our revenues from online marketing services and other related services. In July 2016, SAIC promulgated the Interim Administrative Measures on Internet Advertising, or the Internet Advertising Measures, effective September 2016, pursuant to which internet advertisements are defined as any commercial advertising that directly or indirectly promotes goods or services through internet media in any form including paid-for search results. See "Regulation—Regulations on Advertising Services." Under the Internet Advertising Measures, our online marketing services and other related services constitute internet advertisement.

PRC advertising laws, rules and regulations require advertisers, advertising operators and advertising distributors to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable law. In fiscal year 2018, most of our revenues were derived from online marketing services. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees and orders to cease dissemination of the advertisements. In circumstances involving serious violations, the PRC government may suspend or revoke a violator's business license or license for operating advertising business. In addition, the Internet Advertising Measures require paid-for search results to be distinguished from natural search results so that consumers will not be misled as to the nature of these search results. As such, we are obligated to distinguish from others the merchants who purchase online marketing and related services or the relevant listings by these merchants. Complying with these requirements and any penalties or fines for any failure to comply may significantly reduce the attractiveness of our platform and increase our costs and could have a material adverse effect on our business, financial condition and results of operations.

In addition, for advertising content related to specific types of products and services, advertisers, advertising operators and advertising distributors must confirm that the advertisers have obtained requisite government approvals, including the advertiser's operating qualifications, proof of quality inspection of the advertised products, and, with respect to certain industries, government approval of the content of the advertisement and filing with the local authorities. Pursuant to the Internet Advertising Measures, we are required to take steps to monitor the content of advertisements displayed on our platforms. This requires considerable resources and time, and could significantly affect the operation of our business, while at the same time also exposing us to increased liability under the relevant laws, rules and regulations. The costs associated with complying with these laws, rules and regulations, including any penalties or fines for our failure to so comply if required, could have a material adverse effect on our business, financial condition and results of operations. Any further change in the classification of our online marketing and other related services by the PRC government may also significantly disrupt our operations and materially and adversely affect our business and prospects.

Tightening of tax compliance efforts that affect merchants on our platform could materially and adversely affect our business, financial condition and results of operations.

The e-commerce industry in China is still developing, and the PRC government may require operators of online marketplaces, such as our Company, to assist in the collection of taxes with respect to income generated by merchants from transactions conducted on our platforms. A significant number of merchants operating businesses on our platform may be deficient in their tax registration. PRC tax authorities may enforce registration requirements that target these merchants on our platforms and may request our assistance in these efforts. As a result, these merchants may be subject to more stringent tax compliance requirements and liabilities and their business on our platforms could suffer or they could decide to terminate their relationship with us rather than complying with tax regulations, which could in turn negatively affect us.

We may also be requested by tax authorities to provide assistance in the enforcement of tax regulations, such as disclosure of transaction records and bank account information of the merchants, and withholding against our merchants. If that occurs, we may lose existing merchants and potential merchants might not be willing to operate their business on our platforms. Stricter tax enforcement by the PRC tax authorities may also reduce the activities by merchants on our platforms and result in liability to us. Potential heightened enforcement against merchants on our platforms, including imposition of reporting or withholding obligations on operators of online marketplaces with respect to value-added tax of merchants and stricter tax enforcement against merchants generally, could have a material adverse effect on our business, financial condition and results of operations.

If we fail to implement and maintain an effective system of internal controls to remediate our material weakness over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

We will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending December 31, 2019. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

Changes in U.S. and international trade policies, particularly with regard to China, may adversely impact our business and operating results.

The U.S. government has recently made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies, including recently imposed tariffs affecting certain products manufactured in China. It is unknown whether and to what extent new tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on us or our industry and customers. Although cross-border business may not be an area of our focus, if we plan to sell our products internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact the competitive position of our products or prevent us from being able to sell products in certain countries. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition, results of operations.

We do not have any business insurance coverage.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. We do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We and our merchants are vulnerable to natural disasters, health epidemics, and other calamities. Any of such occurrences could cause severe disruption to the daily operations of us and our merchants, and may even require a temporary closure of facilities and logistics delivery networks, which may disrupt our business operations and adversely affect our results of operations. In addition, our results of operations could be adversely affected to the extent that any of these catastrophic events harms the Chinese economy in general.

Risks Related to Doing Business in China

Labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC’s government promulgated the Labor Contract Law of the PRC, which became effective on January 1, 2008. The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, the law requires certain terminations be based upon seniority and not merit. In the event that we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (“FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our company, because these parties are not always subject to our control. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Our business may be materially and adversely affected if any of our PRC subsidiaries declares bankruptcy or becomes subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If our PRC subsidiaries undergo a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to the SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on December 17, 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if our PRC subsidiaries undergo a voluntary or involuntary liquidation proceeding, prior approval from the SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

Changes in China's economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies.

The Chinese government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Government control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi, or “RMB” into foreign currencies and, in certain cases, the remittance of currency out of China. We receive some revenue and incur some expenses in U.S. dollars but incur other expenses primarily in RMB. Although our main business is based in mainland China or based in Hong Kong with Chinese operating subsidiaries, some of our business may require us to use U.S. dollars. We choose quotations based on price competitiveness.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of our PRC subsidiary in China may be used to pay dividends to our company. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, we need to obtain SAFE approval to use cash generated from the operations of our PRC subsidiary to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

In light of the flood of capital outflows of China, the PRC government may from time to time impose more restrictive foreign exchange policies and step up scrutiny of major outbound capital movement. More restrictions and substantial vetting process may be required by SAFE or other government authorities to regulate cross-border transactions falling under the capital account. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Common Stock.

Certain PRC regulations may make it more difficult for us to pursue growth through acquisitions.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise and involves any of the following circumstances: (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. We do not expect that the filing of this Form S-1 will trigger MOFCOM pre-notification under each of the above-mentioned circumstances or any review by other PRC government authorities. The approval of the China Securities Regulatory Commission may be required in connection with the filing of this Form S-1, and, if required, we cannot predict whether we will be able to obtain such approval. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the NPC which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, PRC national security review rules that became effective in September 2011 require acquisitions by foreign investors of PRC companies engaged in military related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition. We may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Certain political and economic considerations relating to the PRC could adversely affect our Company.

While the PRC’s government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC’s economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC’s government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC’s government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or respective local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms introduced in China in recent years are regarded by China’s national government as a way to introduce economic market forces into China. Given the overriding desire of the national government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

Failure to comply with the individual foreign exchange rules relating to the overseas direct investment or the engagement in the issuance or trading of securities overseas by our PRC resident stockholders may subject such stockholders to fines or other liabilities.

Other than Notice 37, our ability to conduct foreign exchange activities in the PRC may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions. PRC individuals who fail to make such registrations may be subject to warnings, fines or other liabilities.

We may not be fully informed of the identities of all our beneficial owners who are PRC residents. For example, because the investment in or trading of our shares will happen in an overseas public or secondary market where shares are often held with brokers in brokerage accounts, it is unlikely that we will know the identity of all of our beneficial owners who are PRC residents. Furthermore, we have no control over any of our future beneficial owners and we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the Individual Foreign Exchange Rules.

It is uncertain how the Individual Foreign Exchange Rules will be interpreted or enforced and whether such interpretation or enforcement will affect our ability to conduct foreign exchange transactions. Because of this uncertainty, we cannot be sure whether the failure by any of our PRC resident stockholders to make the required registration will subject our PRC subsidiaries to fines or legal sanctions on their operations, delay or restriction on repatriation of proceeds of this offering into the PRC, restriction on remittance of dividends or other punitive actions that would have a material adverse effect on our business, results of operations and financial condition.

Because our funds are held in banks that do not provide insurance, the failure of any bank in which we deposit are funds may affect our ability to continue to operate.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash may impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue to operate.

Risks Related to Our Common Stock

There is a limited market for our common stock, which may make it difficult for holders of our common stock to sell their stock.

Our common stock currently trades on the OTC Markets under the symbol “WBWB” and currently there is no trading in our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock. Further, many brokerage firms will not process transactions involving low price stocks, especially those that come within the definition of a “penny stock.” If we cease to be quoted, holders of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our common stock, and the market value of our common stock would likely decline.

The trading price of our Common Stock is likely to be volatile, which could result in substantial losses to investors.

The trading price of our common stock is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our common stock may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;
•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;
•	announcements of new offerings, solutions and expansions by us or our competitors;
•	changes in financial estimates by securities analysts;
•	detrimental adverse publicity about us, our brand, our services or our industry;
•	additions or departures of key personnel;
•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and
•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our common stock will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We are subject to be the penny stock rules which will make shares of our common stock more difficult to sell.

We are subject now and in the future may continue to be subject, to the SEC’s “penny stock” rules if our shares of common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S. listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business, operations and reputations, which could result in a loss of your investment in our common stock.

U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in some cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our shares could be rendered worthless.

The sale or availability for sale of substantial amounts of our common stock could adversely affect their market price.

Sales of substantial amounts of our common stock in the public market after the filing of this Form S-1, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our ability to raise capital through equity offerings in the future. Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities. We currently have 101,586,419 shares of common stock outstanding, with approximately 98% of the shares being held by affiliates. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our common stock.

Because we do not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of our common stock for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our common stock as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends., Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our common stock will likely depend entirely upon any future price appreciation of our common stock. There is no guarantee that our common stock will appreciate in value, or even maintain the price at which you purchased the common stock. You may not realize a return on your investment in our common stock and you may even lose your entire investment in our common stock.

Our business may be subject to seasonal sales fluctuations which could result in volatility or have an adverse effect on the market price of our common stock.

We experience seasonality in our business, reflecting a combination of seasonal fluctuations in internet usage and traditional retail seasonality patterns. For example, online sales in China are significantly higher in the fourth quarter of each calendar year than in the preceding three calendar quarters. Due to the foregoing factors, our financial condition and results of operations for future quarters may continue to fluctuate and our historical quarterly results may not be comparable to future quarters. As a result, the trading price of our Common Stock may fluctuate from time to time due to seasonality.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade conflicts between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We are a company incorporated under the laws of the United States and we conduct substantially all of our operations in China. In addition, all our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders.

We will pay for the expenses of this offering, except that the selling shareholders will pay any broker discounts or commissions or equivalent expenses and expenses of selling shareholder’s legal counsel applicable to any sale of the shares.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell some or all of their shares from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. We will not receive any proceeds from the sale of the shares by the selling shareholders. The shares may be sold directly by the selling shareholders to or through brokers or dealers, directly to purchasers or through agents designated from time to time.

DESCRIPTION OF BUSINESS

Corporate History

Wu Ba Superior Products Holding Group Inc. (“we”, “us”, the “Company” or “Wu Ba”) was originally incorporated in the State of Nevada on June 23, 2010 under the name HotelPlace, Inc. and underwent several name changes prior to its current name.  Until December of 2018, the Company was known as Rarus Technologies, Inc., which was a dormant company.

On January 29, 2018, the Eighth Judicial District Court in Clark County, Nevada, appointed an affiliate of David Lazar as custodian of the Company. On May 2, 2018, control of the Company was transferred by the entity controlled by Mr. Lazar to Mr. Chen Yanhua, our principal executive officer and director, by selling him 10,000,000 shares of Series A Preferred Stock for a purchase price of $400,000.

Effective December 17, 2018 we changed our name from Rarus Technologies, Inc. to Wu Ba Superior Products Holding Group Inc.  Effective as of January 22, 2019 the Company conducted a 100 for 1 reverse split reorganization whereby each 100 shares of outstanding common stock were exchanged for one share of common stock.  As a result of the foregoing we changed our trading symbol from RARS and began trading as WBWB on February 20, 2019.

Effective as of December 20, 2019, we effectuated a reverse stock split of 10 for 1 in contemplation of the acquisition of Living Cycle described below. This resulted in 1,586,419 shares of common stock issued and outstanding. All share amounts set forth herein shall be post the reverse split (unless otherwise specified).

On December 27, 2019, we consummated the transactions contemplated by the Share Exchange Agreement among the Company, Living Cycle Holding Ltd., a British Virgin Islands corporation (“Living Cycle”) and the shareholders of Living Cycle, pursuant to which we acquired all the ordinary shares of Living Cycle in exchange for the issuance to the shareholders of Living Cycle of an aggregate of 100,000,000 shares of the Company.  These four shareholders are the selling securityholders in this prospectus and are all affiliates.  As a result of the transactions contemplated by the Share Exchange Agreement, Living Cycle became a wholly-owned subsidiary of the Company.

Wu Ba, through its wholly owned subsidiary, Living Cycle and its subsidiaries and the VIE own and operate an active ecommerce business in the People’s Republic of China.  Our business is an ecommerce platform which offers marketplace services that enable third-party merchants to sell their products to consumers in China.

Accounting Treatment

As a result of the Share Exchange, Living Cycle and its business is considered the accounting acquirer of the Company for financial accounting and reporting purposes. As a result of the Share Exchange Agreement, (i) we have discontinued all prior operations, and our principal business has become the business of Living Cycle.

Business Overview

Living Cycle., mainly engaged in e-commerce, has a new mobile Internet app terminal, which adopts the traditional sales model and self-created sales model. The new sales model is in the form of transferring some of the profits to the cooperative merchants, forming a red envelope pool, and giving the red envelope to the customers for re-consumption according to a certain proportion of sales consumption amount. Red envelope is similar to coupons in the United States -after an user makes a purchase, the user has a chance to obtain a coupon, or red envelope. The coupon value is issued from 1% to 100% of the cash portion of the purchase and the coupon can be used in the platform with any other merchant registered in the platform. Commencing June 2017, the number of customers has reached 200,000, and the number of cooperative merchants has reached 22,000 merchants as of February 1, 2020. The monthly customer growth rate of 5% continues to rise.

We have a number of subsidiaries and operating or holding divisions as follows:

	Date of incorporation	Interest %	Place of incorporation
Subsidiaries:
Living Cycle Holding Ltd (BVI)	2018/6/28	100%	BVI
Fifty-Eight Superior Products (HK) Technology Ltd	2017/9/7	100%	HongKong
Shenchuang Dachen (Shenzhen)Technology Co.,Ltd (WOFE)	2018/12/7	100%	PRC
VIE:
Wuba Life Circle (Shenzhen) Technology Co., Ltd. ("Wuba Life Circle" or the "VIE")	2017/3/20	100%	PRC

Wuba Life Circle, our main operating company in the PRC,  is controlled by Living Circle by means of variable interest entity concluded by its subsidiaries, Wuba Life Circle is an innovative and fast growing “new e-commerce” ecosystem that provides small and medium-sized companies, vendors and users an online 2 offline (“O2O”) platform to start their businesses by integrating online and offline stores and supermarkets, offering customers a broad range of products, including food, clothing, housing and transportation both online and offline in a seamless fashion.  We are one of the earliest companies engaged in new retail industry in China.

Our Company has been covered by over 1,000 main stream media outlets, including TV stations, newspaper and leading social networks. We build a large base of loyal buyers primarily through word-of-mouth referrals via social networks, via Red Envelope coupons to enable users consume again and again. We provide value added services to our vendors in that, with our product offerings, they are able to gain visibility with numerous new customers they otherwise would not have had access to, and attract their existing offline customers to our platform with a more diversified and convenient shopping experience. In addition, we also connect online stores as vendors to offline stores.

Our mission is to build an ecosystem to benefit millions of online and offline vendors and hundreds and millions of customers throughout their life and social circles.

Our Users

Our users refer to all participants on our app, including consumer users, vendors, merchant users and social community users.

Consumer users browse and search information on our app access and shop our growing categories and products. Consumer users will earn points/red packets on each transaction.

Merchant users are typically e-commerce and brick and mortar retailers. With our online 22,000 upgraded micro stores, our consumer users find virtually everything they need in their daily life and choose from well known brands and quality products at attractive prices. Essentially, Wuba Life Circle provides our merchant users broad and effective customer acquisition and retention opportunities.

Red Envelope

Red envelope is similar to coupons in the United States -after an user makes a purchase, the user has a chance to obtain a coupon, or red envelope. The coupon value is issued from 1% to 100% of the cash portion of the purchase and the coupon can be used in the platform with any other merchant registered in the platform.

WuBa app

First, our merchant users must sign up to use and upload our app to promote their services, attract customer leads and inquiries.  We currently have a total of approximately 11,330 merchant users signed up on our app and over 200,000 customers that contact these merchants via the app.  Our Wuba Life Circle app is positioned as the starting point and destination portal for the shopping journey. Once the user uploads the APP and signs it, it then directs users to the various merchant marketplaces, channels and features within our ecosystem. This app has a total of approximately 224,585 users as of February 1, 2020.

Merchant Demographics

Merchants can create storefronts and listings on our app free of charge.

Wuba Life Circle not only provide them broad user base, but also can provide data insights and technology that enables them to digitize their operations, engage, acquire and retain consumers, build brand recognition, innovate on products, manage their supply chains and enhance their operational efficiency.

Sales and Customer Services

Sales

Our marketing team provides us with direct access to local business users and merchants and helps us better understand local requirements. They help connect marketers and organize focused seminars with interested business users to promote the basic concepts of online marketing and our various premium services, primarily based on services between merchants and consumers.

As of February 1, 2020, our direct sales team and sales support team in the field have 2,000 independent agents and more than 15,000 partners working in each operation center. They cover 70 cities in mainland China. The content categories managed by different business departments are different, and the cities covered by on-site marketing teams are slightly different.

The compensation package for our sales team includes fixed base salaries and commissions based on the revenues or collection they achieve. We provide our sales team with regular training and internally developed systems to assist them to quickly become proficient and productive members.

In addition to our independent sales force representatives, we continue to work with sales agencies to increase our user base in additional cities.

User service

We have centralized dedicated teams who are committed to address users’ queries and complaint within 24 hours through online messages and telephone.

Marketing and Brand Promotion

We believe that there are still lots of room in China for user growth for our app, as mobile phones continue to proliferate. Other than continuing enhancing user experience, which drives word-of-mouth and repeat usage, it is also critical to continue to promote our brand and attract more users through various forms of online and offline marketing.

Our online marketing activities primarily consist of mobile phone app pre-installations, app downloads, traffic acquisition from browser-based mobile media, marketing from internet navigation platforms and various popular search engines in China.

Our offline marketing activities include traditional mainstream media such as television, outdoor billboards and display screens, public relations activities, as well as sponsored events to increase our visibility and promote our brand. Our brand awareness was further elevated after our sponsored concert by well-known singer Chyi Chin with over 10,000 fans in attendance. We further differentiate our company from our competition by offering loyalty program to our customers and vendors who will earn points/red envelopes on each paid transaction on our platform in order to increase user engagement rate and create an interactive entertaining and fun user experience. We build a large base of loyal buyers primarily through word-of-mouth referrals via social networks, our red envelope profit sharing program and daily free vouchers to enable users to enjoy money savings and spending promotions. Vendors will gain visibility to numerous new customers they otherwise would not have access to and attract their existing offline customers to our platform with more diversified and convenient shopping experience.

In addition, Wuba Life Circle connects online stores as vendors with offline stores. Our mission is to build an ecosystem to benefit millions of online and offline vendors and hundreds of millions of customers through their social and life circles. We will increase advertising investment in online and traditional media.

We have been able to build a large base of loyal buyers primarily through our sharing program to our existing users and new comers via the “Wuba Life Cycle” app.  To enhance our brand awareness, we also conduct online and offline marketing and brand promotion activities, including sponsoring high-profile shows and events and running commercials on national television networks.  We actively market in multiple online media sectors and often receive media coverage relating to our services.  For the year ended December 31, 2018 and the period ended December 31, 2017, the Company recorded marketing expenses related to the coupons of $16,032,564 and $571,440, respectively.

Our Competitive Strength

We believe that our products and services are able to attract new clients while simultaneously keeping current customers satisfied. User retention refers to the sense of dependence and re-consumption /repeat business expectation formed by the combination of customers' loyalty, trust and benign experience for the brand or product. The stronger the dependence, the higher the customer retention. The higher the re-consumption expectation, the higher the customer retention.

In the short time since formation of our company in early 2017, we have attained approximately 224,585 users, of which 85,342 are active users.  Our overall average spending amount per user is $975 as of February 1, 2020.

The reason why we achieved higher customer retention is as follows:

•

Under the concept of “making consumption more valuable” to users, our value-for-money experience platform offers high-quality products, competitive prices and convenient services which  is essential  for attracting users.

•

In light of our “Pay with Wuba, Red Envelope Everyday”, we attract and lock our users to our APP.With a full range of online and offline business layout, covering all life scenarios such as food, clothing, housing and transportation, we are able to provide customers with shopping and social engagement network.

Interesting Shopping Experience

Our app has enabled us to market and sell our products to 2nd and 3rd tier counties within the PRC, including rural areas. Our customers and vendors earn points / red envelope on each paid transaction on our APP which increased user engagement.

Our retail commerce businesses in China offer consumers convenience, eliminate the boundaries between online and offline commerce and enable consumers to enjoy a seamless experience anytime, anywhere.

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Merchant quality.  We have a high-quality control team for product selection, inventory, including origin verification, qualification review, testing and sampling. Consumers can rate a merchant after completion of a transaction on our platform based on whether the product matches its description, the merchant's service level and delivery timeliness. Consumer feedback is factored into the search algorithm that determines the merchant's ranking on the search results pages of our China retail marketplaces.

Regulations

On June 19, 2015, MIIT issued the Circular on Loosening the Restrictions on Shareholding by Foreign Investors in Online Data Processing and Transaction Processing Business (Operational E-commerce) (“Circular No. 196”). Circular No. 196 allows a foreign investor to hold 100% of the equity interest in a PRC entity that provides online data processing and transaction processing services (“operational e-commerce”). In respect of the application for an EDI license for any FIE engaging in operational e-commerce, the requirements for the proportion of foreign equity are governed by the Circular No. 196 while other requirements and approval procedures are subject to the FITE Administrative Provisions. On August 31, 2018, the NPC promulgated Commerce Business Law of the PRC, effective since January 1, 2019.

Wuba Life Circle has obtained a perpetual business license since March, 2017 and an EDI license. Based our verbal consultation with Shenzhen AIC, we believe that, we currently engage in e- commerce business on our platform and does not engage in other telecom value-added business.

Regulations on Advertising Services

According to relevant laws and regulations, companies that engage in advertising activities must obtain a business license from the SAIC or its local branches which specifically include operating an advertising business within its business scope. Advertisers, advertising operators and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute are true and in full compliance with applicable laws and regulations. In addition, where a special government review is required for certain categories of advertisements before publishing, the advertisers, advertising operators and advertising distributors are obligated to confirm that such review has been performed and the relevant approval has been obtained. Where internet information service providers know or should know that illegal advertisements are distributed using their services, they should prevent such advertisements from being distributed.

On July 4, 2016, the SAIC issued the Interim Measures for the Administration of Internet Advertising to regulate internet advertising activities. An internet advertisement must be identifiable and clearly identified as an “advertisement” to the consumers. Paid search advertisements are required to be clearly distinguished from natural search results. In addition, the following internet advertising activities are prohibited: providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons; using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization; or using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others. Internet advertisement publishers, operators and distributors are required to verify relevant supporting documents, check the content of the advertisement, prohibited from publishing any advertisement with unverified content or without all the necessary qualifications and must examine, verify and record identity information, such as name, address and contact information, of advertisers, and maintain an updated verification record on a regular basis.

Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In the case of serious violations, the SAIC or its local branches may force the violator to terminate its advertising operation or even revoke its business license. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties. We have adopted policies and procedures and have provided training to our content review team to ensure our compliance with these laws and regulations.

Regulations on Information Security and Privacy Protection

In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT in December 2011 and effective as of March 2012, an internet information service provider may not collect any user personal information or provide any such information to third parties without the specific consent of the user. An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information, and may only collect such information necessary for the provision of its services.

The State Internet Information Office issued the Administrative Provisions on Mobile Internet App Information Services in June 2016, effective as of August 2016, to demonstrate the regulations of the mobile app information services. Pursuant to such Provisions, a mobile internet app program provider shall strictly implement information security management rules including but not limited to (i) verifying a user's mobile phone number, (ii) establishing and improving the mechanism for the protection of users' information, and (iii) protecting users' right to know and to make choices when users are installing or using such apps. Meanwhile, collecting a user's geographical location information, accessing user's contact list and activating the camera or recorder of the user's mobile smart device are prohibited unless it has clearly indicated to the user and the user's consent has been obtained.

In December 2016, the MIIT promulgated the Interim Measures on the Administration of Pre-Installation and Distribution of Applications for Smart Mobile Terminals, or the Pre-Installed Application Interim Measures, which became effective on July 1, 2017, to enhance the administration of mobile applications. The Pre-Installed Application Interim Measures require, among others, that mobile phone manufacturers and internet information service providers ensure that a mobile application, together with its ancillary resource files, configuration files and user data, can be uninstalled by a user on a convenient basis, unless it is a basic function, which supports the normal functioning of hardware and operating system of a smart mobile device.

In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the Standing Committee NPC in December 2012, which purposes to enhance the legal protection of information security and privacy on the internet, and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013, which regulates the collection and use of users' personal information in the provision of telecommunications services and internet information services in China, any collection and use of user personal information must be subject to the consent of the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes.

While we have taken measures to protect the personal information that we have access to, our security measures could be breached resulting in the leak of such confidential personal information. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity.

Regulations on Trademarks

Trademarks are protected by the PRC Trademark Law adopted in 1982 and subsequently amended as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002 and subsequently amended. The Trademark Office under the SAIC handles trademark registrations. Trademarks can be registered for a term of ten years and can be extended for another ten years if requested upon expiry of the first or any renewed ten-year term. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration application has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same type of or similar commodities or services, the application for such trademark registration may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such another party’s use. Trademark license agreements must be filed with the Trademark Office or its regional offices. As of September 30, 2018, we had registered nil trademarks in China.

Tort Liability Law

In accordance with the Tort Liability Law, internet users and internet service providers bear tortious liabilities in the event they infringe other persons’ rights and interests through the internet. Where an internet user conducts tortious acts through internet services, the infringed person has the right to request the internet service provider to take necessary actions such as deleting contents, screening and delinking. The internet service provider, failing to take necessary actions after being informed, will be subject to joint and several liabilities with the internet user with regard to the additional damages incurred. If an internet service provider knows an internet user is infringing other persons’ rights and interests through its internet service but fails to take necessary action, it shall be jointly and severally liable with the internet user. We have internal policy designed to reduce the likelihood that user content may be used without proper licenses or third-party consents. When we are approached and requested to remove content uploaded by users on the grounds of infringement, we investigate the claims and remove any uploads that appear to infringe the rights of a third party after our reasonable investigation and determination. However, such policy may not be effective in preventing the unauthorized listing of copyrighted materials or materials infringing other rights of third parties.

Regulations on Foreign Currency Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, the Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless State Administration of Foreign Exchange(“SAFE”)’s prior approval is obtained and prior registration with SAFE is made. In May, 2013 SAFE promulgated SAFE Circular 21 which provides for and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or the SAFE Notice 13, which became effective on June 1, 2015. Pursuant to SAFE Notice 13, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE as required under current laws, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, will directly examine the applications and conduct the registration. We generally follow the regulations and apply to obtain the approval of SAFE and other relevant PRC government authorities. However, we may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiaries and our consolidated affiliated entities may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

In March 2015, SAFE promulgated SAFE Circular 19, which came into force replacing previous regulations limiting a foreign-invested company’s use of its RMB-settled registered capital. Although SAFE Circular 19 has lifted certain restrictions on the use by a foreign-invested enterprise of its Renminbi registered capital converted from foreign currencies and allows for the use of Renminbi converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions will continue to apply as to foreign-invested enterprises’ use of the converted Renminbi for purposes beyond the business scope, for entrusted loans or for inter-company Renminbi loans. In addition, SAFE Circular 19 is still unclear whether a foreign-invested enterprise whose business scope does not include equity investment or similar activities may use Renminbi converted from the foreign currency-denominated capital for equity investments in the PRC. Violations of these circulars and rules will result in severe penalties, such as heavy fines. These circulars may significantly limit our ability to use Renminbi converted from net proceeds of our securities offerings to provide financial support to our consolidated variable interest entitles in China through our PRC subsidiaries.

The principal regulations governing distribution of dividends of foreign-invested enterprises include the Foreign-Invested Enterprise Law and the Implementation Rules of the Foreign-invested Enterprise Law, as amended from time to time. Pursuant to these laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. In addition, these companies may allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends.

Regulations on Offshore Financing

Pursuant to a SAFE Circular 37 issued by SAFE in July 2014, prior registration with the local SAFE branch is required for PRC residents, including PRC individuals and PRC entities, to establish or control an offshore company for the purposes of overseas investment or financing with legitimate assets or equity interests in an onshore enterprise or offshore assets or interests located in China. The PRC residents are also required to amend the registration or filing with the local SAFE branch any material change in the offshore company, such as any change of basic information (including change of such PRC residents, name and operation term), increase or decreases in investment amount, transfers or exchanges of shares, or merger or divisions. On February 28, 2015, SAFE promulgated the Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015. Pursuant to SAFE Notice 13, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE as required under current laws, entities and individuals will be required to apply for such foreign exchange registrations, including those required under the SAFE Circular 37, from qualified banks. The qualified banks, under the supervision of SAFE, will directly examine the applications and conduct the registration.

M&A Rules and Overseas Listings

In August 2006, six PRC governmental agencies jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, as most recently amended in 2009. The M&A Rule requires offshore special purpose vehicles formed to pursue overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission (“CSRC”) prior to the listing and trading of such special purpose vehicle's securities on any stock exchange overseas.

The application of the M&A Rules remains unclear. We believe that, to our understanding, based on the current PRC laws, rules and regulations, prior approval from the CSRC is not required under the M&A Rules for the listing and trading of our shares. because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the document are subject to the M&A Rules; (ii) the PRC Subsidiary is directly established as wholly foreign-owned enterprises, and the Company has not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the Company’s beneficial owners after the effective date of the M&A Rules; and (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among Shen Chuang Da Chen(shenzhen) Technology Co, Ltd., Wuba Life Circle and their shareholders as a type of transaction subject to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

PRC Enterprise Income Tax Law and Individual Income Tax Law

Under the Enterprise Income Tax Law, enterprises are classified as resident enterprises and non-resident enterprises. PRC resident enterprises typically pay an enterprise income tax at the rate of 25%. An enterprise established outside of the PRC with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a PRC domestic enterprise for enterprise income tax purposes. The implementation rules of the Enterprise Income Tax Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

SAT Circular 82, issued by the State Administration of Taxation in April 2009 and amended in January 2014, provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in China. Pursuant to SAT Circular 82, a PRC-controlled offshore incorporated enterprise has its “de facto management body” in China only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in China; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and (d) more than half of the enterprise’s directors or senior management with voting rights habitually reside in China. SAT Bulletin 45, which took effect from September 2011, provides more guidance on the implementation of SAT Circular 82 and provides for procedures and administration details of determination on resident status and administration on post-determination matters. Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth there may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals.

Employment Laws

In accordance with the PRC National Labor Law, which became effective in January 1995, and the PRC Labor Contract Law, which became effective in January 2008, as amended subsequently, employers must execute written labor contracts with full-time employees in order to establish an employment relationship. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, employers in China are obliged to pay contributions to the social insurance plan and the housing fund plan for employees.

Property, Plants and Equipment

Our principal headquarter offices are located at Unit 1301, Zhongan Building, 1 Guangchuang Rd, Longgang District,ShenZhen, GuangDong ,China. The current monthly rent for the property is $11,243, and from February 1, 2021 through March 31, 2022 the rental fee is $11,918. The Company has the right to extend the lease upon providing no less than 90 days’ advance notice to the landlord. Management believes that the space is adequate for its business.

Our servers are primarily hosted at internet data centers owned by major domestic internet data center providers. The hosting services agreements typically have one-year terms and are renewed automatically upon expiration. We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Corporate Structure of The Company

Fifty-Eight Superior Products (HK) Technology Limited ("Fifty-Eight Superior Products (HK)” ) was incorporated as a limited liability company  under the laws of the Hong Kong Special Administrative Region on July 9, 2017. It has initiated no business activity. On December 10, 2018 Fifty-Eight Superior Products (HK) acquired 100%  equity of the registered capital of Shen Chuang Da Chen. That ownership interest represents the only asset of Fifty-Eight Superior Products (HK).

Shen Chuang Da Chen (Shenzhen) Technology Co. Ltd. ("Shen Chuang Da Chen" or the ‘WOFE”） was incorporated as a limited liability company under the laws of the People's Republic of China (“China” or “PRC”)  on  December 10, 2018, which is 100% held by Fifty-Eight Superior Products (HK).

Wuba Life Circle (Shenzhen) Technology Co., Ltd. (" Wuba Life Circle" or the “VIE”), was incorporated as a limited liability company under the laws of the People's Republic of China (“China” or “PRC”) on March 20, 2017. Wuba Life Circle's executive office is located 9680 ShenNan Rd, Da Chong Business Center, Building A. 30FL Room3001.Shenzhen, Gurangdong Province, China.  Wuba Life Circle engages in business in China through its online mall and offline market place.

In establishing our business, we have used a variable interest entity, or VIE, structure. In the PRC, investment activities by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC. In June 2018, the Guidance Catalog of Industries for Foreign Investment was replaced by the Special Administrative Measures (Negative List) for Foreign Investment Access (2018 Version), or the Negative List. The Negative List provides for special requirements for foreign investment, including shareholding percentage limits, qualification for senior management for certain fields. Foreign investors are not allowed to invest into foreign investment forbidden fields listed in the Negative List; and to invest into other fields listed in the Negative List, access approval is required. Foreign investment into fields not listed in the Foreign Investment Negative List is subject to the same regulations of domestic entities. Our Company are considered foreign investors or foreign invested enterprises under PRC law.

The business we conduct through our VIE is within the category for which foreign investment is currently restricted under the Negative List or other PRC Laws. In addition, we intend to centralize our management and operation in the PRC without being restricted to conducting certain business activities which are important for our current or future business but are restricted or might be restricted in the future. As such, we believe the VIE Arrangements among Yanhuan Chen, Jinlin Zhang and the subsidiaries of the Company shareholders are necessary and essential to our business operations. These VIE Arrangements enable us to exercise effective control over Wuba Life Circle and hence consolidate its financial results as our VIE.

VIE Arrangements

We rely on our consolidated affiliated entities to maintain or renew their respective qualifications, licenses or permits necessary for our business in China. We believe that under the VIE Agreements described below, we have substantial control over our consolidated affiliated entities and their respective shareholders to renew, revise or enter into new contractual arrangements prior to the expiration of the current arrangements on terms that would enable us to continue to operate our business in China after the expiration of the current arrangements, or pursuant to certain amendments and changes of currently applicable PRC laws, regulations and rules on terms that would enable us to continue to operate our business in China legally. While we currently do not anticipate any changes to PRC laws in the near future that may impact our ability to carry out our business in China, no assurances can be made in this regard. See the Risk Factors above for a detailed description of the risks associated with our corporate structure and the contractual arrangements that support our corporate structure.

The Company consolidates Wuba Life Circle in which it holds a variable interest and are the primary beneficiary through contractual agreements. The Company is the primary beneficiary because it has the power to direct activities that most significantly affect their economic performance and have the obligation to absorb the majority of their losses or benefits. The results of operations and financial position of the VIE are included in our consolidated financial statements.

In order to operate its eCommerce business in PRC and to comply with PRC laws and regulations that prohibit or restrict foreign ownership of companies that provides value-added telecommunication services, the Company entered into a series of contractual agreements with the VIE, Wuba Life Circle. These contractual agreements may not be terminated by the VIE, except with the consent of, or a material breach by us. Currently, the Company is still evaluating the overall operating strategy for eCommerce business and does not have plan to provide any funding to the VIE.

The key terms of the VIE Agreements are summarized as follows:

(a).	Exclusive Consulting and Services Agreement

The WFOE has the exclusive right to provide technical service, marketing and management consulting service, financial support service and human resource support services to the VIE, and the VIE is required to take all commercially reasonable efforts to permit and facilitate the provision of the services by WFOE. As compensation for providing the services, WFOE is entitled to receive service fees from the VIE equivalent to the WFOE’s cost plus 20-

30% of such costs as calculated on accounting policies generally accepted in the PRC. The WFOE and the VIE agree to periodically review the service fee and make adjustments as deemed appropriate. The term of the Technical Services Agreement is perpetual, and may only be terminated upon written consent of both parties.

(b).	Equity Pledge Agreement

Yanhuan Chen, our Chairman and principal executive officer, and Jinlin Zhang, our Chief Operating Officer, respectively, (the “VIE Shareholders”) pledged all of their equity interests in VIE (the “Collateral”) to  WFOE, our wholly owned subsidiary in PRC, as security for the performance of the obligations to make all the required technical service fee payments pursuant to the Technical Services Agreement and for performance of the VIEs’ Shareholders’ obligation under the Call Option Agreement. The terms of the Equity Pledge Agreement expire upon satisfaction of all obligations under the Technical Services Agreement and Call Option Agreement.

(c).	Exclusive Option Agreement

The VIEs’ Shareholders granted an exclusive option to WFOE, or its designee, to purchase, at any time and from time to time, to the extent permitted under PRC law, all or any portion of the VIE’s Shareholders’ equity in the VIE. The exercise price of the option shall be determined by WFOE at its sole discretion, subject to any restrictions imposed by PRC law. The term of the agreement is until all of the equity interest in the VIE held by the VIEs’. Shareholders are transferred to WFOE, or its designee and may not be terminated by any part to the agreement without consent of the other parties.

(d).	Power of Attorney

The VIE’s Shareholders granted WFOE the irrevocable right, for the maximum period permitted by law, all of its voting rights as shareholders of the VIE. The VIE’s Shareholders may not transfer any of its equity interest in the VIE to any party other than WFOE. The Power of Attorney agreements may not be terminated except until all of the equity in VIEs has been transferred to WFOE or its designee.

Organizational Chart

	Date of incorporation	Interest %	Place of incorporation
Subsidiaries:
Living Cycle Holding Ltd (BVI)	Jun 28, 2018	100%	BVI
Fifty-Eight Superior Products (HK) Technology Ltd	Sep 7, 2017	100%	HongKong
Shenchuang Dachen (Shenzhen)Technology Co.,Ltd (WOFE)	Dec 7, 2018	100%	PRC
VIE:
Wuba Life Circle (Shenzhen) Technology Co., Ltd. ("Wuba Life Circle" or the "VIE")	Mar 20, 2017	100%	PRC

Employees

As of the date of this Registration Statement, we had 38 full time employees.  We have no part time employees or independent contractors.   None of our employees are represented by a union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under "Risk Factors".

We make forward-looking statements in this report, in other materials we file with the Securities and Exchange Commission (the "SEC") or otherwise release to the public, and on our website. In addition, our senior management might make forward-looking statements orally to analysts, investors, the media and others. Statements concerning our future operations, prospects, strategies, financial condition, future economic performance (including growth and earnings) and demand for our products and services, and other statements of our plans, beliefs, or expectations, including the statements contained in this Item 2 "Management's Discussion and Analysis of Financial Condition and Results of Operation," regarding our future plans, strategies and expectations are forward-looking statements. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" and similar expressions. We intend such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and in Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You are cautioned not to place undue reliance on these forward-looking statements because these forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks, and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. Thus, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: economic conditions generally and the automotive modified plastics market specifically, legislative or regulatory changes that affect our business, including changes in regulation, the availability of working capital, the introduction of competing products, and other risk factors described herein. These risks and uncertainties, together with the other risks described from time-to-time in reports and documents that we filed with the SEC should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Indeed, it is likely that some of our assumptions will prove to be incorrect. Our actual results and financial position will vary from those projected or implied in the forward-looking statements and the variances may be material. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Overview

Wu Ba, through its various subsidiaries, is an innovative and fast growing “new e-commerce” ecosystem that provides small and medium-sized companies, vendors and users an online 2 offline (“O2O”) platform to start their businesses by integrating online and offline stores and supermarkets, offering customers a broad range of products, including food, clothing, housing and transportation both online and offline in a seamless fashion. We are the well-recognized new retail platform in China and early eCommerce company engaged in new social retail industry in China.

Wuba Life Circle is an innovative and fast growing “new e-commerce” ecosystem that provides small and medium-sized companies, vendors and users an online 2 offline (“O2O”) platform to start their businesses by integrating online and offline stores and supermarkets, offering customers a broad range of products, including food, clothing, housing and transportation both online and offline in a seamless fashion. 58 Life Circle has achieved tremendous success shortly since its inception.  We are one of the most recognized new retail platforms in China and one of the earliest companies engaged in new social retail industry in China.

We conduct our business in mainland China with more than 70 operation centers covering 100 cities. As of September 30, 2019, we  had more than 183,000 SKU’s offered by online 11,330 upgraded e-stores and offline16,491 retailers as total merchandise 31,472 to better and more efficiently serve hundred and thousands of families. Our Gross Merchandise Value in 2018 (“GMV”) exceeded $87.5 million, and increased by 1,167% to $87.5 million for the twelve month period ended December 31, 2018.  In 2019 and 2018, the number of average orders per customer placed on our platform reached 30.8 and 11.1, respectively. Our annual active consumer rate defined as daily active users divided by total users) and repeated purchase rate (defined as number of customers making more than one purchases /total users) was 38% and 55%, respectively, in 2018, well ahead of our competitors in China. We are one of the leading Chinese e-commerce players in terms of average spending, annual active consumer rate and repeated purchase rate.

Our Company has been covered by numerous publicities for over 1,000 by main stream medias, such as TV stations, Newspaper and leading social networks. Our brand awareness was further elevated after our sponsored concert by well-known singer Chyi Chin with over 10,000 fans attended and the Finale of “Miss Tourism of China”.  According to China New Retail Summit Forum held on December 25, 2017 in Shenzhen, join hosted by Shenzhen Renrenlian Entertainment Technology Co., Ltd. and Shenzhen Yinweiai Culture Communication Co., Ltd, and participated by China's top 100 micro-business brands and traditional brand companies to explore new retail borders.

We further differentiate ourselves from competition by offering loyalty program to our customers and vendors who will earn points / red envelopes on each paid transaction on our platform in order to increase user engagement rate and create an interactive entertaining and fun user experience.  We  build a large base of loyal buyers primarily through word-of-mouth referrals via social networks, profit sharing programs via Red Envelope Award and Daily Free Vouchers to enable users enjoying money saving and spending promotion. Vendors will gain visibility to numerous new customers they otherwise would not have access to and attract their existing offline customers to our platform with more diversified and convenient shopping experience. In addition, Wuba Life Circle also connecting online stores as vendors to offline stores. Our mission is to build an ecosystem to benefit millions of online and offline vendors and hundreds of millions of customers throughout their life and social circles.

Results of Operations

The following table sets forth a summary of our consolidated results of operations and comprehensive loss for the periods presented, both in absolute amount and as a percentage of our revenues for the periods presented. This information should be read together with our audited consolidated financial statements and related notes as well as unaudited interim consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

	For the year Ended	From the inception	For Nine Months Ended*
	December 31,	To December 31,	September 30,
	2018	2017	2019	2018
	(In thousands)
Revenue	$19,636,771	$1,134,419	$888,961	$18,932,140
Costs of revenue	57,176	341,412	37,237	52,839
Cost of revenue-related parties	72,585	54,000	52,466	54,438
Total cost	129,761	395,412	89,703	107,277
Gross profit	19,507,010	739,007	799,258	18,824,863
Research and development	433,678	—	59,011	389,427
Sales and marketing	18,952,369	923,204	1,668,802	18,603,615
General and administrative	1,012,522	112,809	710,183	584,967
Total operating expenses	20,398,569	1,036,013	2,437,996	19,578,009
Loss from operation	(891,559)	(297,006)	(1,638,738)	(753,146)
Other income (expenses), net	—	—	—	—
Interest income (expenses), net	7	70	(9,223)	3
Other income (expenses), net	9,682	35	(2,929)	9,492
Loss before income taxes	(881,870)	(296,901)	(1,650,890)	(743,650)
Income taxes	(228,625)	—	—	(223,842)
Net loss attributable to Wu Ba Superior	$(1,110,495)	$(296,901)	$(1,650,890)	$(967,492)

* unaudited interim consolidated financial statements

Revenues

We generate revenues from commission fees, membership fees and offline agency fees. The following table sets forth the components of our revenues by amounts and percentages of our total revenues for the periods presented:

	For the year Ended		From the inception		For Nine Months Ended*
	December 31,		To December 31,		September 30,
	2018	% of net sales	2017	% of net sales	2019	% of net	2018	% of net sales
Commission fees	$15,726,267	80%	$925,401	82%	$763,568	86%	$15,507,688	82%
Membership fees	3,380,898	17%	147,289	13%	50,458	6%	3,277,781	17%
Offline agency fees	529,346	3%	49,203	4%	74,697	8%	146,408	1%
Others	260	0%	12,526	1%	238	0%	263	0%
Total revenues	$19,636,771	100%	$1,134,419	100%	$888,961	100%	$18,932,140	100%

* unaudited interim consolidated financial statements

Our platform primarily offers online marketplace services that enable third-party merchants to sell their products to consumers in China. Revenues from marketplace services consist of commission fees, membership fees and offline agency fees.  Payments of services are generally received before deliveries.

Commission fees

The Company charges commission fees to merchants for sales transactions completed on our online marketplace, we are not primarily obligated to the consumers, does not take inventory risk and does not have latitude over pricing of the merchandise. Commission fees are determined as a percentage based on the value of merchandise or services being sold by the merchants. Revenues related to commissions are recognized in the consolidated statements of operations and comprehensive income (loss) at the time when transactions are determined to have been completed upon the consumers confirming the receipts of goods. Commission fees are not refundable if and when consumers return the merchandise to merchants.

Membership fees

We earned membership fees from our third party vendors, who pay one-time fixed fee in exchange for (1) the right to sell merchandise through our 58 Youpin app, (2) the right to receive member exclusive discounts for merchandise sold on the 58 Youpin app, (3) access rights to the 58 Youpin app and its member-exclusive features, and (4) member exclusive online training. All of these items regard as one performance obligation once the merchandise listed in 58 Youpin app. The fee is not be refundable.

Offline agency fees

We earned the one-time fixed fee from our offline agency in exchange for the right to purchase from online third party vendor with a discounted wholesale price through online platform and distribute the products offline to a group of customers. The revenue of offline agency fees are recognized when the contract is taken effective.  The offline agency develops and integrates offline consumer source through the training service of our platform

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Total revenues for the nine months of 2019 were $888,961, a decrease of 95% from $18,932,140 for the corresponding period of 2018.

Net sales from commission fees for the nine months of 2019 were $763,568, a decrease of 95% from $15,507,688 for the corresponding period in 2018. Net sales from membership fees for the nine months of 2019 were $50,458, a decrease of 98% from $3,277,781 for the corresponding period in 2018. Net sales from offline agency fees for the nine months of 2019 were $74,697, a decrease of 49% from $146,408 for the corresponding period in 2018.

We initiated a few other business models by the end of 2018 and we devoted most of capital and source to those business models, however the outcome is out of our expectation and we are going to put source back to the prior business model, continuing to improve my eCommerce platform to bring more diversified service while expanding the offline agency to boost my economies of scale.

Year ended December 31, 2018 compared to year ended December 31, 2017

Total revenues for 2018 were $19,636,771, an increase of 1631% from $1,134,419 for 2017.

Net sales from commission fees for 2018 were $15,726,267, an increase of 1599% from $925,401 in 2017. Net sales from membership fees for 2018 were $3,380,898, an increase of 2195% from $147,289 in 2017. Net sales from offline agency fees for 2018 were $529,346, an increase of 976% from $49,203 in 2017.

As of September 30,2019, we had more than 183,000 SKU’s offered by online 11,330 upgraded e-stores and offline 16,491  retailers  as total merchandise 31,472 to better and more efficiently serve hundred and thousands of families. We achieved economies of scale in our operation as wider selection of merchandise attracts a larger number of buyers, which in turn drives an increase in the scale of our sales volume and attracts more merchants to our platform. In addition, our scale creates value for our merchants by providing an effective channel for selling large volumes of products and by offering them comprehensive data insights on buyer preferences and market demand.

The following table illustrates our effectiveness in attracting and customer retention through several key performance indicators, including our active buyers, average spending per active buyer, GMV, average order per buyer, and average product category per buyer.

	For the Years Ended December 31,
(in numbers, except percentage)	2019	2018	2017
Active buyers	85,342	60,848	1,585

Average spending per buyer (in RMB)	949	6,764	1,369

GMV (in million RMB)	81	570	18

Cost of revenue

Cost of revenue consist primarily of costs associated with the operation of the online platform, such as bandwidths and server costs, equipment costs and unusual cancellation order fee attributable to the marketplace services.

	For the year Ended		From the inception		For Nine Months Ended*
	December 31,		To December 31,		September 30,
	2018	% of net sales	2017	% of net sales	2019	% of net sales	2018	% of net sales
Total cost	$129,761	1%	$395,412	35%	$89,702	10%	$107,277	1%

* unaudited interim consolidated financial statements

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Cost of revenue for the nine months of 2019 were $89,703, a decrease of 16% from $107,277 for the corresponding period of 2018. It was mainly due to the server rental fee decreased.

Year ended December 31, 2018 compared to year ended December 31, 2017

Cost of revenue for 2018 were $129,761, a decrease of $265,651, or 67%, compared to $395,412 in 2017, as a result of 36 cancelled orders during third quarter of 2017.

Gross Profit

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Gross Profit for the nine months of 2019 were $799,259, a decrease of 96% from $18,824,863 for the corresponding period of 2018. The decrease was primarily attributable to the continued growth in revenues and increased economies of scale achieved through our current marketplace model.

Year ended December 31, 2018 compared to year ended December 31, 2017

Gross Profit for 2018 were $19,507,010, an increase of $18,768,003, or 2540%, compared to $739,007 in 2017. It was mainly due to increased revenue in 2018.

Sales and Marketing Expenses

Sales and Marketing expenses include the coupon cost for promotion, advertisement and other operating expenses associated with sales and marketing.

	For the Years Ended	From the inception	For Nine Months Ended*
	December 31,	To December 31,	September 30,
	2018	2017	2019	2018
Sales and Marketing Expenses	$18,952,369	$923,204	$1,668,802	$18,603,615
as a percentage of revenues	97%	81%	188%	98%

* unaudited interim consolidated financial statements

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Sales and marketing expenses for the nine months of 2019 were $1,668,802, a decrease of 91% from $18,603,615 for the corresponding period of 2018, primarily attributable to a decrease of $15.2 million in promotion and coupon expenses incurred due to our strategy changes.

Year ended December 31, 2018 compared to year ended December 31, 2017

Sales and marketing expenses for 2018 were $18,952,369, an increase of $18,029,165, or 1,983%, compared to $923,204 in 2017. The significant increase was primarily due to increase on online branding campaigns, as we launched our platform in June 2017 and continued to enhance our brand recognition. We expect our marketing expenses to increase in absolute amounts in the foreseeable future as we seek to increase our brand awareness.

General and Administrative Expenses

General and Administrative (G&A) expenses consist primarily of payroll, employee benefits, facility cost and other related expenses.

	For the Years Ended	From the inception	For Nine Months Ended*
	December 31,	To December 31,	September 30,
	2018	2017	2019	2018
General and administrative	$1,012,522	$112,809	$710,183	$584,967
as a percentage of revenues	5%	10%	80%	3%

* unaudited interim consolidated financial statements

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

G&A expenses for the nine months of 2019 were $710,183, an increase of 21% from $584,967 for the corresponding period of 2018.

Year ended December 31, 2018 compared to year ended December 31, 2017

G&A expenses for 2018 were $1,012,522, an increase of $899,713, or 798%, compared to $112,809 in 2017. The increase was primarily due to the increase of head account and salary and welfare and traveling expenses to cope with expanding business, rental expenses and miscellaneous expense.

We expect our general and administrative expenses to increase in absolute amounts in the foreseeable future due to the anticipated growth of our business as well as accounting, insurance, investor relations and other public company costs.

Research and Development Expenses

Research and development expenses include payroll, employee benefits, and other operating expenses associated with research and platform development. Research and development expenses also include rent, depreciation and other related expenses.

	For the Years Ended	From the inception	For Nine Months Ended*
	December 31,	To December 31,	September 30,
	2018	2017	2019	2018
Research and development	$433,678	$—	$59,011	$389,427
as a percentage of revenues	2%	0%	7%	2%

* unaudited interim consolidated financial statements

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

R&D expenses for the nine months of 2019 were $59,011, a decrease of 85% from $389,427 for the corresponding period of 2018, primarily caused by the people related cost.

Year ended December 31, 2018 compared to year ended December 31, 2017

R&D expenses for 2018 were $433,678, compared to nil in 2017. The increase of research and development expenses was primarily due to the increase of payroll and welfare due to the increase of headcount for our research and development personnel, as we hired additional experienced research and development personnel to execute our technology-related strategies of improving our platform.

We expect our research and development expenses to increase as we expand our research and development team to enhance our artificial intelligence technology and big data analytics capabilities and develop new features and functionalities on our platform.

Operating Loss

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Operating loss for the nine months of 2019 were $1,638,738, compared to $753,146 for the corresponding period of 2018.

Year ended December 31, 2018 compared to year ended December 31, 2017

Operating loss for 2018 were $891,559, compared to $297,006 in 2017. This increased operating loss is primarily due to higher sales and marketing expenses, G&A expenses which are partially offset by higher revenue, lower cost of goods sold.

Taxation

We recorded nil, $228,625 and nil in income tax expenses in the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively.

The Company, incorporated in the PRC, was governed by the income tax law of the PRC, and is subject to PRC enterprise income tax ("EIT"), The EIT rate of PRC is 25%.

Generally, our PRC subsidiaries, VIEs and their subsidiaries are subject to enterprise income tax on their taxable income in China at a statutory rate of 25%. The enterprise income tax is calculated based on the entity's global income as determined under PRC tax laws and accounting standards.

We are subject to value-added tax at a rate of 6% on the services (research and development services, technology services, and/or information technology services), in each case less any deductible value-added tax we have already paid or borne. We are also subject to surcharges on value-added tax payments in accordance with PRC law.

Net Loss

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Net loss attributable to the Company for the nine months of 2019 were $1,650,890, compared to $967,492 for the corresponding period of 2018.

Year ended December 31, 2018 compared to year ended December 31, 2017

Net loss attributable to the Company for 2018 were $1,110,495, compared to $296,901 in 2017.

LIQUIDITY AND CAPITAL RESOURCES

Since commencing operations, our primary uses of cash have been to finance working capital needs for business expansion. We have financed these requirements primarily from cash generated from operations and related party advances. As of December 31, 2018 and 2017, we had $3,110,079 and $327,269, respectively, in the amount of cash and cash equivalents.

We have been able to make repayments when due. As of December 31, 2018, we have contractual obligations to pay lease commitments in the amount of $399,397, including $158,982 due as of December 31, 2019.

We expect that we will be able to meet our needs to fund operations, capital expenditures and other commitments in the next 12 months primarily with our cash and cash equivalents, operating cash flows.

We may, however, require additional cash resources due to changes in business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could result in additional dilution to stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financial covenants that would restrict operations. Financing may not be available in amounts or on terms acceptable to us, or at all.

The following table sets forth a summary of our cash flows for the periods indicated.

	For the year Ended	From the inception	For Nine Months Ended*
	December 31,	To December 31,	September 30,
	2018	2017	2019	2018
Net cash provided by (used in) operating activities	$2,745,364	$335,837	$(1,838,495)	$(174,288)
Net cash used in investing activities	(21,910)	(1,245)	(184,160)	(19,575)
Net cash provided by finance activities	12,756	15	—	12,756
Exchange rate effect on cash and cash equivalents	46,600	(7,338)	104,649	116,637
Net increase (decrease) in cash and cash equivalents	2,782,810	327,269	(1,918,006)	(64,470)
Cash and cash equivalents at beginning of year	327,269	—	3,110,079	327,269
Cash and cash equivalents at end of year	$3,110,079	$327,269	$1,192,073	$262,799

* unaudited interim consolidated financial statements

Operating Activities

Net cash used in operating activities in the nine months ended September 30, 2019 was $1,838,495, as compared to net loss of $1,650,890 in the same period. Changes in operating assets and liabilities used to net cash of $206,317. The cash outflow included $306,849 from other receivable, $259,325 from other assets, $376,186 from related parties and $8,381 from income tax payable which offset by $464,654 from other payable and $279,707 from other liabilities.

Net cash provided by operating activities in 2018 was $2,735,364, as compared to net loss of $1,110,495 in the same period. Changes in operating assets and liabilities provided to net cash of $3,852,636. The cash inflow included $1,837,936 from other payable, $219,806 from income tax payable, $1,784,229 from related parties and $26,693 from other liabilities which were partially offset by $16,028 from other receivable.

Net cash used in operating activities in nine months of 2018 was $174,288, as compared to net loss of $967,492 in the same period. Changes in operating assets and liabilities provided to net cash of $791,811. The cash inflow included $481,170 from other payable, $212,676 from income tax payable, $51,076 from other liabilities, and $87,410 from other receivable which were partially offset by $40,521 from related parties.

Net cash provided by operating activities in 2017 was $335,837, as compared to net loss of $296,901 in the same period. Changes in operating assets and liabilities provided to net cash of $632,639. The cash inflow included $643,834 from other payable, $24,183 from other current liabilities which were partially offset by $4,611 from other receivable and $30,766 from related parties.

Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2019 was $184,160. It was used for purchasing new fixed assets.

Net cash used in investing activities in 2018 was $21,910. It was used for purchasing new fixed assets.

Net cash used in investing activities in nine months of 2018 was $19,575. It was used for purchasing new fixed assets

Net cash used in investing activities in 2017 was $1,245. It was used for purchasing new fixed assets.

Financing Activities

Net cash used in financing activities in the nine months ended September 30, 2019 was nil.

Net cash provided by financing activities in 2018 was $12,756.

Net cash provided by financing activities in nine months of 2018 was $12,756.

Net cash used in financing activities in 2017 was $15.

As of September 30, 2019, our cash and cash equivalent balance was $1,192,073 as compared to $3,110,079 at December 31, 2018. Our current ratio was 0.38 as of September 30, 2019 as compared to 0.72 as of December 31, 2018.

Based on past performance and current expectations, we believe our cash and cash equivalents provided by operating activities will satisfy our working capital needs, capital expenditures and other liquidity requirements associated with our operations for at least the next 12 months.

The majority of the Company's revenues and expenses were denominated primarily in Renminbi ("RMB"), the currency of the People's Republic of China. There is no assurance that exchange rates between the RMB and the U.S. Dollar will remain stable.  Inflation has not had a material impact on the Company's business.

COMMITMENTS AND CONTINGENCIES

Contractual Obligations

Our contractual obligations as of September 30, 2019 are as follows:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases	286,555	182,670	103,885	—	—
Total	$286,555	$182,670	$103,885	$—	$—

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of September 30, 2019.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements.

Critical Accounting Policies

We are an "emerging growth company" as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We elected to take advantage of the extended transition period. However, this election will not apply should we cease to be an emerging growth company.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue recognition

Our platform primarily offers online marketplace services that enable third-party merchants to sell their products to consumers in China. Revenues from marketplace services consist of commission fee, membership fees and offline agency fees.  Payments of services are generally received before deliveries.

Effective March 20, 2017, the Company early adopted ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606).   Under Topic 606, revenues are recognized when the promised products have been confirmed of delivery or services have been transferred to the consumers in amounts that reflect the consideration the customer expects to be entitled to in exchange for those services. The Company presents value added taxes (“VAT”) as reductions of revenues. The Company recognizes revenues net of value added taxes (“VAT”) and relevant charges.

Receivables

Although we evaluated client credit worthiness, we provided an allowance for doubtful accounts for the estimated loss when collection may no longer be reasonably assured. We assessed collectability of receivables based on a number of factors including analysis of creditworthiness, client’s historical payment history, current economic conditions, and the length of time an individual receivable balance.

Income taxes

We followed the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes, or ASC 740. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We recorded a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

We accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties related to unrecognized tax benefit recognized in accordance with ASC 740 are classified in the consolidated statements of comprehensive loss as income tax expense.

Plant and equipment

Plant and equipment are recorded at cost. Significant additions or improvements extending useful lives of assets are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives as follows:

Category	Estimated useful life
Computer and office equipment	3 years
Leasehold improvements	Over the shorter of lease term or the estimated useful lives of the assets

Impairment of long-lived assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be fully recoverable. It is possible that these assets could become impaired as a result of technology, economy or other industry changes. If circumstances require a long-lived asset or asset group to be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, relief from royalty income approach, quoted market values and third-party independent appraisals, as considered necessary.

We make various assumptions and estimates regarding estimated future cash flows and other factors in determining the fair values of the respective assets. The assumptions and estimates used to determine future values and remaining useful lives of long-lived assets are complex and subjective. They can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as our business strategy and its forecasts for specific market expansion.

There was no impairment charges on long-lived assets in nine months of 2019, fiscal year 2018 and 2017, respectively.

Comprehensive income

We have adopted FASB Accounting Standard Codification Topic 220 (“ASC 220”) “Comprehensive income” (formerly known as SFAS No. 130, “Reporting Comprehensive Income”), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Company.

Recently issued accounting guidance

We considered that the other recently issued but not yet effective accounting standards from ASU 2018-16, if currently adopted, would not have a material effect of the condensed financial position, results of operation and cash flows.

Going concern

As shown in the financial statements, we have generated a net loss of $1,110,496 in 2018 and an accumulated deficit of $1,991,177 as of December 31, 2018 and will be required continuous financial support from the shareholder. We will need to raise capital to fund its operations until it is able to generate sufficient revenue to support the future development. Moreover, we may be continuously raising capital through the sale of debt and equity securities.

Our ability to achieve these objectives cannot be determined at this stage. If we are unsuccessful in its endeavors, it may be forced to cease operations. The unaudited condensed financial statements do not include any adjustments that might result from this uncertainty which may include adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

These factors have raised substantial doubt about our ability to continue as a going concern. There can be no assurances that we will be able to obtain adequate financing or achieve profitability. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

Foreign Currency Exchange Rates

The most of our revenues are collected in and our expenses are paid in RMB. We face foreign currency rate translation risks when our results are translated to U.S. dollars.

The RMB was relatively stable against the U.S. dollar at approximately 8.28 RMB to the US$1.00 until July 21, 2005 when the Chinese currency regime was altered resulting in a 2.1% revaluation versus the U.S. dollar. From July 21, 2005 to September 30, 2010, the RMB exchange rate was no longer linked to the U.S. dollar but rather to a basket of currencies with a 0.3% margin of fluctuation resulting in further appreciation of the RMB against the U.S. dollar. Since September 30, 2009, the exchange rate had remained stable at 6.8307 RMB to 1.00 U.S. dollar until September 30, 2010 when the People's Bank of China allowed a further appreciation of the RMB by 0.43% to 6.798 RMB to 1.00 U.S. dollar. The People's Bank of China allowed the RMB and U.S. dollar exchange rate to fluctuate within 1% on April 16, 2012 and 2% on March 17, 2014, respectively. On December 31, 2018, the RMB traded at 6.87838 RMB to 1.00 U.S. dollar.

There remains international pressure on the Chinese government to adopt an even more flexible currency policy and the exchange rate of RMB is subject to changes in China's government policies which are, to a large extent, dependent on the economic and political development both internationally and locally and the demand and supply of RMB in the domestic market. There can be no assurance that such exchange rate will continue to remain stable in the future amongst the volatility of currencies, globalization and the unstable economies in recent years. Since (i) our revenues and net income of our PRC operating entities are denominated in RMB, and (ii) the payment of dividends, if any, will be in U.S. dollars, any decrease in the value of RMB against U.S. dollars would adversely affect the value of the shares and dividends payable to shareholders, in U.S. dollars.

Inflation

To date, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2017, 2018 and 2019 were increases of 1.6%, 2.1% and 1.6%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future.

Controls and Procedures

We have been a private company with limited accounting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our financial statements as of December 31, 2018 and 2017 and the unaudited financial statements as of the nine-month period ended September 30, 2019 and for the previous periods. Our management assessed that our internal control over financial reporting was ineffective as of December 31, 2018. Our management, with the participation of our chief executive officer, has performed an evaluation of the effectiveness of our disclosure controls and procedures, as such term is defined under Rules 13a 15(e) and 15d 15(e) promulgated under the Exchange Act as of the end of the period covered by this report. Based upon that evaluation, our management has concluded that, as of December 31, 2018, our disclosure controls and procedures were ineffective because of the material weaknesses described below under “Management’s Annual Report on Internal Control over Financial Reporting.” As such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a 15(f) under the Exchange Act, for our Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with U.S. GAAP and includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of a company’s assets, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with U.S. GAAP, and that a company’s receipts and expenditures are being made only in accordance with authorizations of a company’s management and directors, and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of a company’s assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process, and it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

As required by Section 404 of the Sarbanes Oxley Act of 2002 and related rules promulgated by the Securities and Exchange Commission, our management, chief executive officer assessed the effectiveness of internal control over financial reporting as of December 31, 2018 using the criteria set forth in the report “Internal Control-Integrated Framework (2013)” published by the Committee of Sponsoring Organizations of the Treadway Commission.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. As a result of management’s evaluation of our internal control over financial reporting, the following material weakness in our internal control over financial reporting was identified as of December 31, 2018.

(i) The Company did not have sufficient resources with an appropriate level of knowledge and experience in U.S. GAAP to properly account for complex accounting issues under U.S. GAAP. Complex issues such as investment accounting, impairment assessment and loss contract reserve may not be accounted for properly in the future.

The material weakness described above may result in misstatement of the Company’s consolidated financial statements that would result in a material misstatement to the Company’s quarterly or annual consolidated financial statements that would not be prevented or detected. As a result of the material weakness, management has concluded that our internal control over financial reporting was ineffective as of December 31, 2018.

Changes in Internal Control over Financial Reporting

Management has evaluated, with the participation of our chief executive officer whether any changes in our internal control over financial reporting that occurred during our last fiscal year have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based on the evaluation we conducted, management has concluded that no such changes occurred on our unaudited condensed financial statements for the nine-month period ended September 30, 2019

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in "Summary of Significant Accounting Policies—(y) Recent accounting pronouncements" of our financial statements included elsewhere in this prospectus.

Legal Proceedings

None.

INDUSTRY

Large and Fast Growing Retail Market in China

China's real GDP reached $13.2 trillion in 2017, and 10 trillion for the nine-month period ended September 30, 2018, respectively, according to the National Bureau of Statistics of China, or NBS. According to the International Monetary Fund, or IMF, China's real GDP is projected to grow at a rate of no less than 6.3% per annum through to 2020. Meanwhile, real consumption growth in China is projected to outpace China's real GDP growth at a compound annual growth rate, or CAGR, of 7.5% per annum from 2017 to 2020, according to IMF.

Over the past five years, China's retail market has experienced substantial growth. The total retail sales of consumer goods in China increased from $3.9 trillion in 2013 to $5.8 trillion in 2017, according to NBS. China's retail market is expected to continue to experience strong growth, and the overall retail market size is expected to exceed $7.7 trillion in 2020, according to the Ministry of Commerce's 13th Five-Year Plan for Domestic Trade.

Thriving E-Commerce Industry in China

According to iResearch, China's online retail market has increased from $0.3 trillion in 2013 to $1.0 trillion in 2017, representing a CAGR of 33.9%, and is projected to reach $1.7 trillion by 2020. At the same time, China's online shopping population grew from 302 million in 2013 to 533 million out of 753 million mobile internet users in 2017, according to China Internet Network Information Center, or CNNIC. We believe the following trends are reshaping the future form of the e-commerce market in China.

Penetration of mobile shopping. With the rapid adoption of smartphones and tablets, as well as the development of 4G networks and wifi services, mobile shopping has become the dominant form of online retail in China, as consumers increasingly use their fragmented time to browse and shop anywhere, anytime. According to CNNIC, the mobile internet population in China increased from 500 million in 2013 to 753 million in 2017. The penetration rate of mobile internet in China, as measured by mobile internet population among all internet users, reached 97.5% in 2017, according to the same source. On average, a user in China spent 104.5 hours per month on mobile internet in 2017 compared to 100.7 hours per month in 2016, according to QuestMobile. The ability of users to shop anywhere, anytime during their fragmented time on their mobile devices has contributed to the rise of a discovery-based shopping experience compared with the conventional search-based model on PC.

Extensive logistics infrastructure and convenience of mobile payment. China has developed an extensive and rapidly improving logistics infrastructure, consisting of nationwide, regional and local delivery services covering almost every corner of China. At the same time, the convenience of mobile payment has accelerated its adoption by consumers. As of December 31, 2018, there were 659 million online payment users in China, according to iiMedia Research, with the penetration rate among mobile users reaching almost 80.0%. The total transaction volume of mobile payments in China reached $40.79 trillion by 2018, 36.7% higher than 2017, according to iiMedia Research.

Rising spending power in lower-tier cities in China. According to McKinsey, the total spending of lower-tier cities on e-commerce reached that of tier-1 and tier-2 cities for the first time in 2015. Meanwhile, in 2015, China's online shopper base was 257 million in lower-tier cities, compared with 183 million online shoppers in tier-1 and tier-2 cities. As such, lower-tier cities present tremendous potential.

Massive base of small and micro enterprises in China. According to SAIC, the total number of small and micro enterprises in China amounted to more than 73 million in 2017, over 36% of which were retail merchants. These merchants could benefit from more direct access to consumers, and are actively trying to tap into e-commerce to grow their businesses given the scale and growth of the mobile internet population. Through innovative technology infrastructure and marketing tools, e-commerce platforms are capable of enabling these merchants to market to the right consumers with measurable return on investments, establish credibility and build consumer trust, better serve consumers' needs and provide personalized products, which will help merchants increase sales and improve efficiency.

Emerging New E-commerce

Fueled by these powerful trends, a new form of e-commerce, which is referred to as "new e-commerce," is emerging. New e-commerce focuses on providing consumers with fun, interactive, and convenient shopping experiences and value-for-money products. Key characteristics of new e-commerce include:

•

Spontaneous shopping.  The convenience of mobile shopping and payment presents an opportunity for merchants to continuously connect with consumers and enable consumers to make purchases. This creates a multitude of new consumption scenarios and greatly enables consumers to shop anywhere, anytime.

•

Deepened understanding of users.  The development and integration of technologies such as big data analytics and machine learning have enabled e-commerce platforms to understand their user behaviors and preferences more deeply. Instead of a search-based model where consumers type in keywords to find the products they desire, products are directly displayed and recommended to them, resulting in higher buyer engagement.

•

Social element in shopping behavior.  Young generations in China are native users of mobile internet and social networks and are familiar with using internet in nearly every aspect of their lives, including sharing information and experiences and socializing, which has permeated into their shopping behavior.

•

Enhanced supply chain management.  The massive volume of data generated from a large number of transactions could be utilized to allow manufacturers to achieve more efficient manufacturing and inventory planning and to substantially reduce intermediary costs incurred.

Recently Issued Accounting Pronouncements

We are an emerging growth company ("EGC") as defined by the Jumpstart Our Business Startups Act ("JOBS Act"). The JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we would not like to take this advantage at current stage.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), as amended, which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company adopted the new standard effective January 1, 2019 and elected the package of practical expedients permitted under the transition guidance, which allows to carryforward our historical lease classification, and initial direct costs for any leases that exist prior to adoption of the new standard. The Company will also keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term. The Company estimates approximately $374,341 would be recognized as total right-of-use assets and total lease liabilities on its consolidated balance sheet as of January 1, 2019. Other than additional disclosure, the Company does not expect the new standard to have a material impact on its consolidated financial statements.

Off Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder's equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

MARKET PRICE FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Pink under the trading symbol “WBWB”. Trading in stocks quoted on the OTC Pink is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.  There is not active trading market for our common stock.

Shareholders

As of February13, 2020, there were 34 shareholders of record of our common stock.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Sale of Restricted Shares

All of the shares of our common stock outstanding are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemption provided by Rule 144.

Equity Compensation Plan Information

Currently, there is no equity compensation plans in place.

MANAGEMENT - DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers and directors as of the date of this Report:

Name	Age	Title	Date of Initial Appointment
Yanhuan Chen	34	Chairman, Chief Executive Officer and Chief Financial Officer	20-Mar-17
Jinlin Zhang	30	Vice Chairman and Chief Operating Officer	20-Mar-17
Xiru Chen	26	Director of Board	20-Mar-17

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Yanhuan Chen, age 34.   Mr. Chen co-founded Wuba Life Circle and was appointed as Chairman and Chief Executive Officer on March 20, 2017.  From 2013 to 2016, Mr. Chen served as Chief Executive Officer of Shenzhen Luokeke Science & Technology Co., Ltd. From 2011 to 2012, Mr. Chen became one of the TP (Trading Partner)  operation service  providers for Alibaba Cloud Computing Co., Ltd., a business unit of Alibaba Group, and founded a brand name of Aibasha in T/Mall and Taobao Marketplace. From 2006 to 2012, Mr. Chen was employed as Chief Executive Officer of Shenzhen Haoji Science & Technology Co., Ltd.

He holds his Associate Degree in Pharmacy from East China University of Science & Technology.

Jinlin Zhang, age 30.  Mr. Zhang, co-founded Wuba Life Circle and was appointed as Vice Chairman and Chief Operating Officer on March 20, 2017. Mr. Zhang served as Branding Chief of Shenzhen Guotaian Information Science & Technology Co., Ltd. from March 2014 to March 2017.  Mr. Zhang served as Marketing Director of Guangzhou Weijian Branding Consulting Co., Ltd. from August 2012 to March 2014.

Chen Xiru, age 26.   Ms. Xiru has been responsible for the financial management of the Chen family since 2016. She has been a director of 58 Youpin Holdings Group since May 2018 and in 2017, she was appointed as financial advisor to 58 Youpin Holdings Group

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our Bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. All officers and directors listed above will remain in office until the next annual meeting of our shareholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings

During the past ten years no director, executive officer, promoter or control person of the Company or Wuba Life Circle has been involved in the following:

(1)

A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)	Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);
(3)

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or
iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;
(4)

Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5)

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6)

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or
ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
(8)

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committee

The Company does not have a formal Audit Committee, Nominating Committee and Compensation Committee. As the Company’s business expands, the directors will evaluate the necessity of an Audit Committee.

Code of Ethics

The Company has not adopted a code of ethics to apply to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions.

EXECUTIVE COMPENSATION

Pre-Transaction  - Wuba Life Circle

The following table sets forth the compensation earned during the past two fiscal years by the person who served as our principal executive officer at the end of 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen Sation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compens-ation	Total
Yanhuan Chen, Chairman and CEO and CFO	2019	35,000	—	—	—	—	—	—	$35,000
	2018	8,709	—	—	—	—	—	—	$8,709

Narrative Disclosure to Summary Compensation Table

There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

Outstanding Equity Awards at Fiscal Year-End

There are no current outstanding equity awards to our executive officers as of September 30, 2019.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Compensation of Directors

The directors of the Company receive no extra compensation for their services on our Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination. Our Board of Directors reserves the right to pay our executive or any future executives a salary, and/or issue them shares of common stock in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, while our Board of Directors has not granted any performance base stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officer and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy we may award our executive and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of the date of this Report by: (i) each of our directors; (ii) each of our executive officers; (iii) all of our current executive officers and directors as a group and (iv) each person or group known by us to beneficially own more than 5% of our issued and outstanding shares of common stock.  Unless otherwise indicated, the shareholders listed below possess sole voting and investment power with respect to the shares they own.

Based on 101,586,419 shares of common stock issued and outstanding as of the date of this Registration Statement. The number and percentage of shares beneficially owned is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown that are beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Total Beneficially Held Percent
Directors and Officers
Yanhuan Chen,	83,060,000(2)(3)	81.76%
Jinlin Zhang	48,390,000(4)	47.63%
Xiru Chen	24,940,000(5)	24.55%
All officers and directors as a group (3 persons)	100,000,000(6)	98.44%
5% Shareholders	86,942,513	100,000
Tactic Glory Limited	24,940,000	24.55%
Tim Gain Limited	16,780,000	16.52%
Bright Holdings Investments Ltd	6,670,000	6.57%

(1)	The mailing address for each person is c/o Wu Ba Superior Products Holding Group, Inc., Paracorp Incorporated, 318 N. Carson Street, #208, Carson City, Nevada 89701.
(2)

Includes 51,610,000 shares issued in exchange for his interest in Living Cycle Holding Ltd. and 8,000,000 shares issued upon conversion of shares of Series A Preferred Stock. Also includes the shares of Bright Holdings Investments Ltd., of which Mr. Chen is the sole director and a majority shareholder (86%) and the shares of Tim Gain Limited, of which Mr. Chen is the sole director and a shareholder of Tim Gain (25%).

(3)	Does not include 10,000,000 shares of Series A Preferred Stock which are convertible into shares of common stock and which vote with the common stock on an as converted basis.
(4)

Does not includes the shares owned by (i) Tactic Glory Limited, of which Mr. Zhang is a director in two companies which each own a 20% interest in Tactic Glory, (ii) Bright Holdings Investments Ltd., of which Mr. Zhang is a shareholder (14%), or (iii) by Tim Gain Limited, of which Mr. Zhang is a shareholder (20%). Mr. Zhang disclaims beneficial ownership in each of these three companies.

(5)	Includes the shares owned by Tactic Glory Limited, of which Ms. Xiru is the sole director.
(6)

Includes 51,610,000 shares owned by Mr. Chen issued in exchange for his interest in Living Cycle Holding Ltd., 6,670,000 shares owned by Bright Holdings Investments Ltd. issued in exchange for its interest in Living Cycle Holding Ltd, 24,940,000 shares owned by Tactic Glory Limited issued in exchange for its interest in Living Cycle Holding Ltd, and 16,780,000 shares owned by Tim Gain Limited issued in exchange for its interest in Living Cycle Holding Ltd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

On December 27, 2019, we consummated the transactions contemplated by the Share Exchange Agreement among the Company, Living Cycle Holding Ltd., a British Virgin Islands corporation (“Living Cycle”) and the four shareholders of Living Cycle, pursuant to which we acquired all the ordinary shares of Living Cycle in exchange for the issuance to the shareholders of Living Cycle of an aggregate of 100,000,000 shares of the Company.  These four shareholders are the selling securityholders in this prospectus and affiliates of the Company.

On January 29, 2018, the Eighth Judicial District Court in Clark County, Nevada, appointed an affiliate of David Lazar as custodian of the Company. On May 2, 2018, control of the Company was transferred by the entity controlled by Mr. Lazar to Mr. Chen Yanhua, our Chairman and principal executive officer, by selling him 10,000,000 shares of Series A Preferred Stock for a purchase price of $400,000.

As of December 12, 2018, Chen Yanhuan borrowed from our WOFE, Shenchuang Dachen (Shenzhen) Technology Co., Ltd. $124,743. The interest free loan is due in ten years and automatically renews for an additional ten year term. At any point in time WOFE can request repayment of the loan.

As of December 12, 2018, Zhang Jinlin borrowed from our WOFE, Shenchuang Dachen (Shenzhen) Technology Co., Ltd. $20,307. The interest free loan is due in ten years and automatically renews for an additional ten-year term. At any point in time WOFE can request repayment of the loan.

Mr. Chen and Mr. Zhang pledged their 86% and 14% respectively in 58 Life Circle (Shenzhen) Technology Co., Ltd to WOFE pursuant to the VIE arrangement.

See “Executive Compensation” above.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

Director Independence

Our board of directors is currently composed of three single members. We do not believe that our directors are independent in accordance with the published listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules. Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except for the SEC filing fee.

SEC filing fee	$5,452
Legal fees and expenses	$150,000
Accounting fees and expenses	$100,000
Total	$255,452

SELLING SHAREHOLDERS

Name of Selling Shareholders	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering	Percentage of Ownership After the Offering
Chen Yanhuan	75,060,000	17,210,000	57,850,000	56.95%
Tactic Glory Limited	24,940,000	8,313,000	16,627,000	16.37%
Tim Gain Limited	16,780,000	5,590,000	11,190,000	11.02%
Bright Holdings Investments Limited	6,670,000	2,220,000	4,450,000	4.34%

(1)

Includes 51,610,000 shares issued in exchange for his interest in Living Cycle Holding Ltd. and 8,000,000 shares issued upon conversion of shares of Series A Preferred Stock. Also includes the shares of Bright Holdings Investments Ltd., of which Mr. Chen is the sole director and a majority shareholder (86%) and the shares of Tim Gain Limited, of which Mr. Chen is the sole director and a shareholder of Tim Gain (25%).

(2)	Does not include 10,000,000 shares of Series A Preferred Stock which are convertible into shares of common stock and which vote with the common stock on an as converted basis.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

Effect of Sales on Our Shareholders

All shares of common stock that are covered by this prospectus are expected to be freely tradable. The sale by the selling shareholders of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of our common stock covered by this prospectus on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  The Selling Stockholder may sell all or a portion of their respective shares of common stock covered by this prospectus from time to time at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

•	on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in the transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;

•	short sales;
•	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such Shares at a stipulated price;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In connection with the sale of our common stock, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell such shares.

Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. Any commissions, discounts or other fees payable to brokers-dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

We have agreed to indemnify those selling stockholders that purchased shares in the Offering against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus up to an amount not to exceed the net proceeds of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Penny Stock Rules

Our shares of common stock are subject to the “penny stock” rules of the Exchange Act. In general terms, “penny stock” is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer’s net tangible assets or revenues. In the last case, the issuer’s net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer’s average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of stockholders to sell their shares.

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, each as amended and restated, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 750,000,000 shares of Common Stock, par value $0.001, and 100,000,000 shares of preferred stock, par value $0.001(the “Preferred Stock”). As of the date of this Report, there were 101,586,419 shares of Common Stock issued and outstanding and 10,000,000 shares of Series A Preferred Stock issued and outstanding.

Common Stock

Voting Rights

Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, all rights to vote and all voting power shall be vested in the holders of common stock.  Each share of common stock shall entitle the holder thereof to one vote.  Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of common stock, cumulative voting by any shareholder is expressly denied.

Rights upon Liquidation, Dissolution or Winding-Up of the Company

Upon any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, the remaining net assets of the Company shall be distributed pro rata to the holders of the common stock.

The holders of our Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors. Holders of Common Stock are also entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs.

Preferred Stock

We have authority to issue 100,000,000 shares of Preferred Stock. Our Board of Directors may issue the authorized Preferred Stock in one or more series and may fix the number of shares of each series of preferred stock. Our Board of Directors also has the authority to set the voting powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion and voting rights and liquidation preferences. Preferred Stock can be issued and its terms set by our Board of Directors without any further vote or action by our stockholders.

Series A Preferred Stock

We have 10,000,000 shares of Series A Preferred Stock issued and outstanding.

Conversion Rights

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into the number of shares determined by dividing the original issue price of the Series A Preferred Stock ($0.001 per share) by the conversion price, which is $0.00001 per share. The shares are automatically convertible upon an initial public offering of the sale of the Common Stock, a liquidation or winding up of the Company or the date specified by the holders of a majority of the shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into the number of shares of common stock based on the original issuance price of a share divided by $0.00001.

Voting Rights

The holder of each share of Series A Preferred Stock shall have the right to vote for each share of Common Stock on an as converted basis.

Rights upon Liquidation, Dissolution or Winding-Up of the Company

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive distributions prior to the holders of Common Stock based on $0.001 per share for each share of Series A Preferred Stock. After such preferential distribution is made to the holders of the Series A Preferred Stock, the remaining net assets of the Company shall be distributed pro rata to the holders of the common stock and the holders of the Series A Preferred Stock assuming all such preferred stock has been converted.

We refer you to our Articles of Incorporation, any amendments thereto, Bylaws, and the applicable provisions of the Nevada Revised Statutes for a more complete description of the rights and liabilities of holders of our securities.

Transfer Agent

The transfer agent for our capital stock is Action Stock Transfer Corporation, with an address of 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.  The telephone number is (801) 274-1088.

Anti-Takeover Effects of Certain Provisions of Nevada Law

Effect of Nevada Anti-takeover Statute. We are subject to Section 78.438 of the Nevada Revised Statutes, an anti-takeover law. In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the three year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation’s directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.

Section 78.416 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder or any other corporation which is an affiliate or associate of the interested stockholder;

•

any sale, transfer, pledge or other disposition of the assets of the corporation involving the interested stockholder or any affiliate or associate of the interested stockholder if the assets transferred have a market value equal to 5% or more of all of the assets of the corporation or 5% or more of the value of the outstanding shares of the corporation or represent 10% or more of the earning power of the corporation;

•

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation with a market value of 5% or more of the value of the outstanding shares of the corporation;

•	the adoption of a plan of liquidation proposed by or under any arrangement with the interested stockholder or any affiliate or associate of the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or any affiliate or associate of the interested stockholder; or

•

the receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 78.423 defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Control Share Acquisitions. Sections 78.378 through 78.3793 of the Nevada Revised Statutes limit the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders, at least 100 of which are Nevada residents, and conducts business in Nevada (an “issuing corporation”) resulting in ownership of one of the following categories of an issuing corporation’s then outstanding voting securities: (i) twenty percent or more but less than thirty-three percent; (ii) thirty-three percent or more but less than fifty percent; or (iii) fifty percent or more. The securities acquired in such acquisition are denied voting rights unless a majority of the security holders approve the granting of such voting rights. Unless an issuing corporation’s articles of incorporation or bylaws then in effect provide otherwise: (i) voting securities acquired are also redeemable in part or in whole by an issuing corporation at the average price paid for the securities within 30 days if the acquiring person has not given a timely information statement to an issuing corporation or if the stockholders vote not to grant voting rights to the acquiring person’s securities, and (ii) if outstanding securities and the security holders grant voting rights to such acquiring person, then any security holder who voted against granting voting rights to the acquiring person may demand the purchase from an issuing corporation, for fair value, all or any portion of his securities. These provisions do not apply to acquisitions made pursuant to the laws of descent and distribution, the enforcement of a judgment, or the satisfaction of a security interest, or made in connection with certain mergers or reorganizations.

Undesignated Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock, of which 10,000,000 shares are designated as Series A Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.

The provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its affiliates as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Blue Star Foods Corp., 3000 NW 109th Avenue, Miami, Florida 33172 or (305) 836-68 Wu Ba. In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

LEGAL MATTERS

The Crone Law Group, P.C. will opine on the validity of the shares being offered hereby.

EXPERTS

The consolidated financial statements included in this prospectus and in the registration statement for the fiscal year ended December 31, 2018 and period ended December 31, 2017 have been audited by B F Borgers CPA PC, an independent registered public accounting firm and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Wu Ba Superior Products Holding Group Inc.,

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Wu Ba Superior Products Holding Group Inc. and its subsidiaries and the variable interest entity (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income (loss), shareholders’ deficits, and cash flows for the year ended December 31, 2018 and for the period from March 20, 2017 to December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States.

Going concern uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred recurring losses from operations, has net current liabilities and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ B F Borgers CPA PC

We have served as the Company’s auditor since 2019.

Lakewood, Colorado

February 19, 2020

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2018	2017
Cash and cash equivalents	$3,110,079	$327,269
Other receivables	20,639	4,611
Due from related parties	437,748	245,825
Total current assets	3,568,466	577,705
Property and equipment, net	19,833	1,146
TOTAL ASSETS	3,588,299	578,851
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Other payables	1,996,053	608,960
Due to related parties	2,180,765	215,059
VAT Payable	485,717	34,874
Income tax payable	219,806	—
Accrued liabilities	50,875	24,182
Total current liabilities	4,933,216	883,075
Total liabilities	4,933,216	883,075
Commitments and contingencies (Note 6)
SHAREHOLDERS' EQUITY (DEFICIT)
Common stock: $0.001 par value; 750,000,000 authorized shares; 445,726 and nil shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	446	—
Preferred stock:$0.001 par value; 100,000,000 authorized shares; 10,000,000 nil shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	10,000	—
Additional paid-in capital	596,552	15
Accumulated deficit	(1,991,177)	(296,901)
Accumulated other comprehensive income	39,262	(7,338)
Total shareholders' equity (deficit)	(1,344,917)	(304,224)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$3,588,299	$578,851

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the year Ended	From March 20, 2017 To
	December 31,	December 31,
	2018	2017
Revenue	$19,636,771	$1,134,419
Cost of revenue	57,176	341,412
Cost of revenue-related parties	72,585	54,000
Total cost	129,761	395,412
Gross profit	19,507,010	739,007
Research and development	433,678	—
Sales and marketing	18,952,369	923,204
General and administrative	1,012,522	112,809
Total operating expenses	20,398,569	1,036,013
Loss from operation	(891,559)	(297,006)
Other income (expenses), net
Interest income (expense), net	7	70
Other income (expense), net	9,682	35
Loss before income taxes	(881,870)	(296,901)
Income taxes	(228,625)	—
Net loss	$(1,110,495)	$(296,901)
Net loss per share Basic and Diluted	$(3.74)	$—
Weighted average shares outstanding-Basic and Diluted	296,744	—
Net loss	$(1,110,495)	$(296,901)
Other comprehensive income:
Foreign currency translation adjustments	46,600	(7,338)
Comprehensive loss	$(1,063,895)	$(304,239)

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICITS

	Common Stock		Preferred		Additional paid-in	(Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	stock	capital	Deficit)	Income	Total
Balance at the inception date of March 20, 2017	—	$—	—	$—	$—	$ —	$—	$—
Paid in capital	—	—	—	—	15	—	—	15
Net loss	—	—	—	—	—	(296,901)	—	(296,901)
Foreign currency translation	—	—	—	—	—	—	(7,338)	(7,338)
Balance at December 31, 2017	—	$—	—	$—	$15	$(296,901)	$(7,338)	$(304,224)
Capital Contribution	—	—	—	—	12,756	—	—	12,756
Business combination under common Control acquisition of Wu Ba (prior Rarus Technologies Inc	445,726	446	10,000,000	10,000	583,781	(583,781)	—	10,446
Net loss	—	—	—	—	—	(1,110,495)	—	(1,110,495)
Foreign currency translation	—	—	—	—	—	—	46,600	46,600
Balance at December 31, 2018	445,726	$446	10,000,000	$10,000	$596,552	$(1,991,177)	$39,262	$(1,344,917)

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year Ended	From Inception To
	December 31,	December 31,
	2018	2017
CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	$(1,110,495)	$(296,901)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	3,223	98
Changes in operating assets and liabilities:
Other receivables	(16,028)	(4,611)
Other payables	1,837,936	643,834
Income tax payable	219,806
Due from/to related parties	1,784,229	(30,766)
Other current liabilities	26,693	24,183
CASH FLOW PROVIDED BY OPERATING ACTIVITIES	2,745,364	335,837
CASH FLOW FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(21,910)	(1,245)
CASH FLOW USED IN INVESTING ACTIVITIES	(21,910)	(1,245)
CASH FLOW FROM FINANCING ACTIVITIES
Received the capital fund	12,756	15
CASH FLOW PROVIDED BY FINANCE ACTIVITIES	12,756	15
Exchange rate effect on cash and cash equivalents	46,600	(7,338)
Net increase in cash and cash equivalents	2,782,810	327,269
Cash and cash equivalents at beginning of year	327,269	—
Cash and cash equivalents at end of year	$3,110,079	$327,269
Cash paid during the period:
Income tax	$11,166	$—
Interest expenses	$—	$—

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Company Overview

Wu Ba Superior Products Holding Group Inc. (the “Company” or “Wu Ba”) was incorporated in the State of Nevada on June 23, 2010 and underwent several name changes prior to its current name.  Most recently and until December of 2018, the Company was known as Rarus Technologies, Inc., which was a dormant company.

On January 29, 2018, the Eighth Judicial District Court in Clark County, Nevada, appointed an affiliate of David Lazar as custodian of the Company. On May 2, 2018, control of the Company was transferred by the entity controlled by Mr. Lazar to Mr. Chen Yanhuan, our Chairman and principal executive officer and sole director, by selling him 10,000,000 shares of Series A Preferred Stock for a purchase price of $400,000.

Effective December 17, 2018, the Company changed its name from Rarus Technologies, Inc. to Wu Ba Superior Products Holding Group Inc.  Effective as of January 22, 2019 the Company conducted a 100 for 1 reverse split reorganization whereby each 100 shares of outstanding common stock were exchanged for one share of common stock.  In connection with the foregoing, the Company changed our trading symbol from RARS to WBWB and began trading as WBWB effective on February 20, 2019.

Effective as of December 20, 2019, the Company effectuated a reverse stock split of our common stock of 10 for 1 in contemplation of the acquisition of Living Cycle described below. This resulted in 1,586,419 shares of common stock issued and outstanding. All number of shares set forth herein shall be post the reverse split (unless otherwise specified)

On December 27, 2019, the Company consummated the transactions contemplated by the Share Exchange Agreement among the Company, Living Cycle Holding Ltd., a British Virgin Islands corporation (“Living Cycle”) and the four shareholders of Living Cycle, pursuant to which the Company acquired all the ordinary shares of Living Cycle in exchange for the issuance to the shareholders of Living Cycle of an aggregate of 100,000,000 shares of the Company. As a result, Living Cycle became a wholly-owned subsidiary of the Company.

Wu Ba, through its wholly owned subsidiary, Living Cycle and its subsidiaries and the VIE and operate an active ecommerce business in the People’s Republic of China.  Its business is an ecommerce platform which offers marketplace services that enable third-party merchants to sell their products to consumers in China.

Note 2. Summary of Significant Accounting Policies

(a)Basis of presentation and liquidation

The accompanying consolidated balance Sheets as of December 31, 2018 and 2017 and the consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flow for the year ended December 31, 2018 and the period from inception of March 20 2017 to December 31, 2017 have been prepared by the Company is in conformity with generally accepted accounting principles in the United States (“US GAAP”).

The Company incurred net loss of $1,110,495, $296,901 during the year ended December 31, 2018 and from the inception date to December 31, 2017, respectively. As of December 31, 2018 and 2017, the Company had an accumulated deficit of $1,991,177 and $296,901, respectively. Although it was loss in these two years, the Company generated net cash inflow from operations of $2,745,364 and $335,837 during the years ended December 31, 2018 and from the inception date to December 31, 2017, respectively.

As of December 31, 2018 and 2017, the Company had cash and cash equivalents of $3,110,079 and $327,269, the net current liability of $1,364,750 and $305,370.  The Company’s China subsidiaries and VIE are subject to pre-approval from the State Administration of Foreign Exchange (“SAFE”) for non-domestic financing. Additionally, the amount of cash available for transfer from the China subsidiaries and the VIE for use by the Company’s non-China subsidiaries is also limited both by the liquidity needs of the subsidiaries in China and the restriction on foreign currency exchange by Chinese-government mandated limitations including currency exchange controls on certain transfers of funds outside of China.

The company currently is seeking to restructure the terms of our liabilities by raising funds to pay off liabilities. Our ability to continue as a going concern is depend upon obtaining the necessary financing or negotiating the terms of the existing borrowing to meet our current and future liquidity need.

(b)	Principles of consolidation

The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE. All significant inter-company transactions and balances between the Company, its subsidiaries and the VIE have been eliminated upon consolidation.

To comply with PRC laws and regulations, the Company provides substantially eCommerce platform service in China via its VIE, which hold critical operating licenses that enable the Company to do business in China. Substantially all of the Company’s revenues, costs and net income (loss) in China are directly or indirectly generated through these VIE. The Company has signed various agreements with its VIE and legal shareholders of the VIE to allow the transfer of economic benefits from the VIE to the Company and to direct the activities of the VIE.

The Company believes that the contractual arrangements among its subsidiaries, the VIE and its shareholders are in compliance with the current PRC laws and legally enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could limit the Company’s ability to enforce these contractual arrangements. As a result, the Company may be unable to consolidate the VIE and its subsidiary in the consolidated financial statements. The Company’s ability to control its VIE also depends on the authorization by the shareholders of the VIE to exercise voting rights on all matters requiring shareholders’ approval in the VIE. The Company believes that the agreements on authorization to exercise shareholder’s voting power are legally enforceable. In addition, if the legal structure and contractual arrangements with its VIE were found to be in violation of any future PRC laws and regulations, the Company may be subject to fines or other actions. The Company believes the possibility that it will no longer be able to control and consolidate its VIE as a result of the aforementioned risks and uncertainties is remote.

The following table sets forth its subsidiaries and the VIE, including their country of incorporation or residence and our ownership interest in such subsidiaries. Please see Note 4“VIE Structure and Arrangement”.

	Date of incorporation	Interest %	Place of incorporation
Subsidiaries:
Living Cycle Holding LTD (BVI)	2018/6/28	100%	BVI
Fifty-Eight Superior Products (HK) Technology Ltd	2017/9/7	100%	HongKong
Shenchuang Dachen (Shenzhen)Technology Co.,Ltd (WOFE)	2018/12/7	100%	PRC
VIE:
Wuba Life Circle (Shenzhen) Technology Co., Ltd. ("Wuba Life Circle" or the "VIE")	2017/3/20	100%	PRC

(c)	Use of estimates

The accompanying consolidated financial statements have been prepared in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company's consolidated financial statements include, but not limited to economic lives and impairment of long-lived assets, valuation allowance for deferred tax assets, and uncertain tax position. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)	Foreign currency

The functional currency of the Company, Wu Ba Superior Products Holdings Group Inc, Living Cycle Holding Ltd and Fifty-Eight Superior Product (HK) Technology Ltd is US Dollar. The VIE determined their functional currency to be Chinese Remibi, or RMB based on the criteria of ASC 830, Foreign Currency Matters. The Company uses USD as its reporting currency.

The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. The Company also uses the historical exchange rate at the initial transaction date to translate the capital and various reserve items. Translation differences are recorded in accumulated other comprehensive income (loss), a component of shareholders' deficits.

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and cash in the bank. The Company cooperates with leading third-party online payment service providers in China, including Weixin Pay, QQ Wallet, Alipay and Gaohuitong, and enable buyers to make payments for their purchases easily and efficiently.

On March 31, 2015, China issued the Deposit Insurance Regulation, and went into effect on May 1, 2015. For Chinese depositors, the maximum payout amount per depositor per institution is RMB 500,000, including principal and interest, with unpaid amounts in excess of the maximum payout to be claimed from the liquidation of assets of the relevant financial institution.

(f)	Receivables

Although the Company evaluated client credit worthiness, the Company provided an allowance for doubtful accounts for the estimated loss when collection may no longer be reasonably assured. The Company assessed collectability of receivables based on a number of factors including analysis of creditworthiness, client’s historical payment history, current economic conditions, and the length of time an individual receivable balance. As of December 31, 2018 and 2017, there was no allowance for the doubtful accounts.

(g)	Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Computer and office equipment	3 years
Leasehold improvements	Over the shorter of lease term or the estimated useful lives of the assets

Repair and maintenance costs are charged to expense as incurred, whereas the costs of renewals and betterments that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

(h)	Impairment of long-lived assets other than goodwill

The Company evaluates its long-lived assets, including fixed assets and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Company evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available.

For all periods presented, there was no impairment of any of the Company's long-lived assets.

(i)	Fair value of financial instruments

The Company's financial instruments include cash and cash equivalents, amount due from/to related parties, merchant deposits, payables to merchants. The carrying values of these financial instruments approximate their fair values due to their short-term maturities.

The Company applies ASC 820, Fair Value Measurements and Disclosures, ("ASC 820"). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

(j)Revenue recognition

The Company through its platform primarily offers marketplace services that enable third-party merchants to sell their products or services to consumers in China. Revenues from marketplace services consist of commission fees, membership fees and offline agency fees.  Payments of services are generally received before services are provided.

Effective March 20, 2017, the Company early adopted ASU 2014-09, Revenue from contracts with Customers (Topic 606). Under Topic 606, revenues are recognized when the promised products have been confirmed of delivery or services have been transferred to the consumers in amounts that reflect the consideration the customer expects to be entitled to in exchange for those products or services.

Commission fees

The Company charges commission fees to merchants for sales transactions completed on the Company's online marketplace, the Company is not primarily obligated to the consumers, does not take inventory risk and does not have latitude over pricing of the merchandise. Commission fees are determined as a percentage based on the value of merchandise or services being sold by the merchants. Revenues related to commissions are recognized in the consolidated statements of operations and comprehensive income (loss) at the time when transactions are determined to have been completed upon the consumers confirming the receipts of goods. Commission fees are not refundable if and when consumers return the merchandise to merchants.

Membership fees

The Company earned membership fees from its third party vendors, who pay one-time fixed fee in exchange for (1) the right to sell merchandise in 58 Youpin app, (2) the right to receive member exclusive discounts for merchandise sold on the 58 Youpin app (3) access rights to the 58 Youpin app and its member-exclusive features, and (4) member exclusive online training. All of these items regard as one performance obligation once the merchandise listed in 58 Youpin app. The fee is not refundable.

Offline agency fees

The Company earned the one-time fixed fee from its offline agency in exchange for the right to purchase from online third party vendor with a discounted wholesale price through online platform and distribute the product offline to a group of customers. The revenue of offline agency fees is recognized when the contract is taken effective.

Revenue breakdown for the year ended December 31, 2018 and period ended December 31, 2017 is as follows:

	For the year Ended		From March 20
	December 31,		To December 31,
	2018	% of net sales	2017	% of net sales
Commission fees	$15,726,267	80%	$925,401	82%
Membership fees	3,380,898	17%	147,289	13%
Offline agency fees	529,346	3%	49,203	4%
Others	260	0%	12,526	1%
Total revenues	$19,636,771	100%	$1,134,419	100%

(k)	Cost of revenue

Cost of revenue consist primarily of costs associated with the operation of the online platform, such as bandwidths and server costs, equipment costs and unusual cancellation order fee attributable to the marketplace services.

(l)	Sales and Marketing expense

Sales and Marketing expenses include the coupon cost for promotion, advertisement and other operating expenses associated with sales and marketing. Coupon cost accounts for a great portion of Sales and Marketing expenses.

In order to promote its online marketplace and attract more registered consumers, the Company at its own discretion issues coupons to consumers. These coupons can be used in future purchases of eligible merchandise offered on the Company's marketplace to reduce purchase price that are not specific to any merchant. As the consumers are required to make future purchases of the merchants' merchandise to redeem the coupons, the Company recognizes the amounts of redeemed coupons as marketing expenses when future purchases are made. For the year ended December 31, 2018 and the period ended December 31, 2017, the Company recorded marketing expenses related to the coupons of $16,032,564 and $571,440, respectively.

(m)	Research and development expenses

Research and development expenses include payroll, employee benefits, and other operating expenses associated with research and platform development. Research and development expenses also include rent, depreciation and other related expenses. To date, expenditures incurred between when the application has reached the development stage and when it is substantially complete and ready for its intended use have been inconsequential and, as a result, the Company did not capitalize any qualifying software development costs in the accompanying consolidated financial statements.

(n)	Operating Leases

The Company leases office space under operating lease agreements with initial lease terms up to December 31, 2021. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease.

(o)	Income taxes

The Company followed the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes, or ASC 740. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company recorded a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

The Company accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties related to unrecognized tax benefit recognized in accordance with ASC 740 are classified in the consolidated statements of comprehensive loss as income tax expense.

British Virgin Island

Under the current tax laws of British Virgin Island, the Company and its subsidiaries are not subject to tax on their income or capital gains. In addition, upon of dividends by the Company to its shareholders, no British Virgin Island withholding tax will be imposed.

United States

Under the current tax laws of United States, the Company and its subsidiaries are not subject to tax on their income or capital gains. In addition, upon of dividends by the Company to its shareholders, no United States withholding tax will be imposed.

P.R China

The China Corporate Income Tax Law (“CIT Law”) became effective on January 1, 2008. Under the CIT Law, China’s dual tax system for domestic enterprises and foreign investment enterprises (“FIEs”) was effectively replaced by a unified system. The new law establishes a tax rate of 25% for most enterprises. The Company’s VIE through which the majority of our business in China is applicable to this tax rate

The following table reconciles the PRC statutory rates to the Company’s effective tax rate for the year ended December 31, 2018 and for the period ended December 31, 2017, respectively:

	2018	2017
PRC statutory rate	25.0%	25.0%
Net operating losses for which no deferred tax assets was recognized	(25.0)	(25.0)
The Company's expense is out of limit than that of PRC statutory tax policy allowed	16.5	0.0
Effective income tax rate	16.5%	0.0%

Income tax expense for the year ended December 31, 2018 and for the period ended December 31, 2017 is as follows:

	2018	2017
Current	$228,625	$—
Deferred	—	—
Income tax expense	$228,625	$—

(p)	Employee benefit expenses

As stipulated by the regulations of the PRC, full-time employees of the Company are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Company is required to make contributions to the plan and accrues for these benefits based on certain percentages of the qualified employees' salaries.

(q)	Comprehensive income (loss)

Comprehensive income (loss) is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive income (loss) includes net loss and foreign currency translation adjustment and is presented in the consolidated statements of operations and comprehensive income (loss).

(r)	Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is allocated between ordinary shares and other participating securities based on their participating rights. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

(s)	Segment reporting

The Company follows ASC 280, Segment Reporting. The Company's Chief Executive Officer as the chief operating decision-maker reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company operates and manages its business as a single segment. As the Company's long-lived assets are substantially all located in the PRC and substantially all the Company revenues are derived from within the PRC, no geographical segments are presented.

(t)	Recent accounting pronouncements

The Company is an emerging growth company ("EGC") as defined by the Jumpstart Our Business Startups Act ("JOBS Act"). The JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. However, the Company would not like to take this advantage at current stage.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), as amended, which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company adopted the new standard effective January 1, 2019 and elected the package of practical expedients permitted under the transition guidance, which allows to carryforward our historical lease classification, and initial direct costs for any leases that exist prior to adoption of the new standard. The Company will also keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term. The Company estimates approximately US$374,341 would be recognized as total right-of-use assets and total lease liabilities on its consolidated balance sheet as of January 1, 2019. Other than additional disclosure, the Company does not expect the new standard to have a material impact on its consolidated financial statements.

Note 3. Acquisition

On March 20, 2017, Mr. Chen, Yanhuan (Mr. Chen), the Company’s Chairman of the Board and Chief Executive Officer and Chief Financial Officer, incorporated Wuba Life Circle in Shenzhen, China. Mr. Chen in turn incorporated Fifty-Eight Superior Products (HK) Technology Ltd (“Fifty-Eight”), Living Cycle, and Shenchuang Dachen (Shenzhen) Technology Co., Ltd (“Dachen”) and reorganized the these entities with Living Cycle being a holding entity with the other three non-controlling shareholders. As a result of the reorganization, Living Cycle owns 100% interest in Fifty-Eight and Fifty-Eight owns 100% interest in Dachen. Dachen controls 100% interest in Wu Ba Life Circle through VIE contractual arrangements as disclosed in Note 4. Such reorganization was completed on December 12, 2018.

On May 2, 2018, the Company underwent a change of control as a result of the transfer of 10,000,000 shares of Series A Preferred Stock (which voted on a 100 for one basis at the time of the change of control) from Custodian Ventures, LLC, to Mr. Chen.

On December 27, 2019, the Company consummated the transactions contemplated by the Share Exchange Agreement among the Company, Living Cycle, and the four shareholders of Living Cycle, pursuant to which the

Company acquired all the ordinary shares of Living Cycle in exchange for the issuance of the Company’s common stocks to the shareholders of Living Cycle in an aggregate of 100,000,000 shares. The transaction was closed on January 27, 2020. As a result, Living Cycle became a wholly-owned subsidiary of the Company.

The Company accounted for above transaction as a reverse acquisition under ASC Subtopic 805-40, based on the fact that the Living Cycle is an accounting acquirer and the Company is the accounting acquiree. Meanwhile, the Living Cycle retrospectively consolidates the Company and as if it had been owned by Living Cycle since May 2, 2018, the date the Company was acquired by Mr. Chen, in accordance with ASC Subtopic 805-50.

Note 4. VIE Structure and Arrangements

The Company consolidates VIE in which it holds a variable interest and is the primary beneficiary through contractual agreements. The Company is the primary beneficiary because it has the power to direct activities that most significantly affect their economic performance and have the obligation to absorb the majority of their losses or benefits. The results of operations and financial position of the VIE are included in the Company’s consolidated financial statements.

In order to operate its eCommerce business in PRC and to comply with PRC laws and regulations that prohibit or restrict foreign ownership of companies that provides value-added services, the Company entered into a series of contractual agreements with the VIE: Wuba Life Circle (Shenzhen) Technology Co., Ltd. ("Wuba Life Circle"). These contractual agreements may not be terminated by the VIE, except with the consent of, or a material breach by us. Currently, the Company is still evaluating the overall operating strategy for eCommerce business and does not have plan to provide any funding to the VIE. Please refer to Note 7 for associated regulatory risks.

The key terms of the VIE Agreements are summarized as follows:

(a)	Exclusive Consulting and Services Agreement

The WFOE has the exclusive right to provide technical service, marketing and management consulting service, financial support service and human resource support services to the VIE, and the VIE is required to take all commercially reasonable efforts to permit and facilitate the provision of the services by WFOE. As compensation for providing the services, WFOE is entitled to receive service fees from the VIE equivalent to the WFOE’s cost plus 20-30% of such costs as calculated on accounting policies generally accepted in the PRC. The WFOE and the VIE agree to periodically review the service fee and make adjustments as deemed appropriate. The term of the Technical Services Agreement is perpetual, and may only be terminated upon written consent of both parties.

(b)	Equity Pledge Agreement

The VIE’s Shareholders pledged all of their equity interests in VIE (the “Collateral”) to WFOE, our wholly owned subsidiary in PRC, as security for the performance of the obligations to make all the required technical service fee payments pursuant to the Technical Services Agreement and for performance of the VIEs’ Shareholders’ obligation under the Call Option Agreement. The terms of the Equity Pledge Agreement expire upon satisfaction of all obligations under the Technical Services Agreement and Call Option Agreement.

(c)	Exclusive Option Agreement

The VIEs’ Shareholders granted an exclusive option to WFOE, or its designee, to purchase, at any time and from time to time, to the extent permitted under PRC law, all or any portion of the VIE’s Shareholders’ equity in the VIE. The exercise price of the option shall be determined by WFOE at its sole discretion, subject to any restrictions imposed by PRC law. The term of the agreement is until all of the equity interest in the VIE held by the VIEs’. Shareholders are transferred to WFOE, or its designee and may not be terminated by any part to the agreement without consent of the other parties.

(d)	Power of Attorney

The VIE’s Shareholders granted WFOE the irrevocable right, for the maximum period permitted by law, all of its voting rights as shareholders of the VIE. The VIE’s Shareholders may not transfer any of its equity interest in the VIE to any party other than WFOE. The Power of Attorney agreements may not be terminated except until all of the equity in VIEs has been transferred to WFOE or its designee.

Note 5.  Shareholder’s equity

The Company has 750,000,000 shares of common stock authorized with a par value of $0.001 per share as of December 31, 2018 and 2017. In addition, the Company has 100,000,000 preferred stock authorized with a par value of $0.001 per share (the “Preferred Stock”).

We have 10,000,000 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock is convertible at any time at the option of the holder into the number of common shares determined by dividing the original issue price of the Series A Preferred Stock ($0.001 per share) by the conversion price, which is $0.00001 per share (i.e. 1 preferred share for 100 common shares). The shares are automatically convertible upon an initial public offering of the sale of the Common Stock, a liquidation or winding up of the Company or the date specified by the holders of a majority of the shares of Series A Preferred Stock. The holder of each share of Series A Preferred Stock shall have the right to vote for each share of Common Stock on an as converted basis.

On June 14, 2019, the Company issued 10,000,000 pre-split common stocks (1,000,000 post-split) for total proceeds of $100,000.

On December 27, 2019, the Company effectuated a reverse stock split of our common stock of 10 for 1 in contemplation of the acquisition of Living Cycle described below. All share amounts set forth herein shall be post the reverse split (unless otherwise specified).

On January 27, 2020, the Company issued additional 100,000,000 shares of common stocks.

Note 6. Commitments and Contingencies

Leases

The Company entered into various non-cancelable operating, office space leases. Future minimum lease payments under all non-cancelable operating leases with an initial term in excess of one year as of December 31, 2018 are as follows:

Year	Amount
2019 remaining	$158,892
2020	192,153
2021	48,352
2022	—
2023	—
Thereafter	—
Total	$399,397

The Company has no open litigation.

Note 7. Concentration, Credit and Other Risks

(a)	Concentration of credit risk

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash and cash equivalents. The maximum exposures of such assets to credit risk is their carrying amounts as of the balance sheet dates. The Company deposits its cash and cash equivalents located in jurisdictions where the subsidiaries are located. The Company believes that no significant credit risk exists as these financial institutions have high credit quality.

(b)	Concentration of customer

Substantially all revenue was derived from customers located in China. There are no customers from whom revenue individually represent greater than 10% of the total revenue or the total purchases of the Company in any of the periods presented.

Note 8: Related party transaction

(a)	Related party list

Names of related parties	Relationship with the Company
Shenzhen Opelvi Trading Company	Company controlled by the director
Shenzhen Litchi Pay Technology Co., Ltd.	Company controlled by the director
Wuba You Pin (Shenzhen) Brand Chain Management Co., Ltd.	Company controlled by the founder
Wuba You Pin (Shenzhen) Information Technology Co., Ltd.	Company controlled by the founder
Wuba You Pin (Hong Kong) Technology Co., Ltd.	Company controlled by the founder
Shenzhen Qianhai Wu Ba Youpin Technology Co., Ltd.	Company controlled by the founder
Zhuji Qianhai Wu Ba Trading Company	Company controlled by the director
Chen, Yanlong	Shareholder
Chen, Yanhuan	Founder
Chen, Xiru	Director
Pang Chung Hon	Shareholder
Shenzhen Rococo Technology Co., Ltd.	Company controlled by the founder
Shenzhen Juda Supply Chain Co., Ltd.	Company controlled by the founder

The Company had the following related party balances and transactions as of and for the year ended December 31, 2018 and as of and for the period ended December 31, 2017. All related parties are controlled by either the founder or the directors of the Company and are providing professional services for the Company to facilitate its operation of e-Commerce system. These advanced balances are short-term in nature, bearing no interest, and due on demand.

	As of December 31,
	2018	2017
Accounts due from related parties:
Shenzhen Opelvi Trading Company	$165,738	$—
Shenzhen Litchi Pay Technology Co., Ltd.	2,908	3,074
Wuba You Pin (Shenzhen) Brand Chain Management Co., Ltd.	91,566	—
Wuba You Pin (Shenzhen) Information Technology Co., Ltd.	71,456	—
Wuba You Pin (Hong Kong) Technology Co., Ltd.	—	199
Shenzhen Qianhai Wuba Youpin Technology Co., Ltd.	98,811	104,466
Shenzhen Juda Supply Chain Co., Ltd.	—	138,086
Pang Chung Hon	7,269	—
Total	$437,748	$245,825
Accounts due to related parties:
Shenzhen Opelvi Trading Company
Shenzhen Qianhai Wuba Youpin Technology Co., Ltd.	$679,604	$66,093
Shenzhen Rococo Technology Co., Ltd.	72,401	76,545
Chen, Yanlong	210,760	7,685
Chen, Yanhuan	1,161,029	9,401
Zhuji Qianhai Wuba Trading Company	363	—
Other	56,608	55,335
Total	$2,180,765	$215,059

Additional, the cost of  revenue-related parties was  mainly consists the rental cost of the computer from Shenzhen Qianhai Wuba Youpin Technology Co., Ltd.

Note 9: Subsequent event

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to the December 31, 2018 to the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2019 AND AS OF DECEMBER 31, 2018

	As of September 30,	As of December 31,
	2019	2018
Cash and cash equivalents	$1,192,073	$3,110,079
Other receivables	327,487	20,639
Due from related parties	441,355	437,748
Total current assets	1,960,915	3,568,466
Property and equipment, net	185,281	19,833
Operating lease right-of-use assets, net	259,325	—
TOTAL ASSETS	2,405,521	3,588,299
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Other payables	2,460,706	1,996,053
Due to related parties	1,808,185	2,180,765
VAT Payable	499,013	485,717
Income tax payable	211,487	219,806
Accrued liabilities	51,767	50,875
Operating lease liabilities, current	173,751	—
Total current liabilities	5,204,909	4,933,216
Operating Lease liabilities, non-current	91,770	—
Total liabilities	5,296,679	4,933,216
Commitments and contingencies (Note 7)
SHAREHOLDERS' EQUITY (DEFICIT)
Common stock: $0.001 par value; 750,000,000 authorized shares; 1,586,419 and 445,726 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	1,587	446
Preferred stock: $0.001 par value; 100,000,000 authorized shares; 10,000,000 and 10,000,000 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	10,000	10,000
Additional paid-in capital	695,411	596,552
Accumulated deficit	(3,642,067)	(1,991,177)
Accumulated other comprehensive income	143,911	39,262
Subscription receivable	(100,000)	—
Total shareholders’ equity (deficit)	(2,891,158)	(1,344,917)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$2,405,521	$3,588,299

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE NINE MONTHS PERIODS ENDED SEPTEMBER 30, 2019 AND 2018

	For Nine Months Ended
	September 30,
	2019	2018
Revenue	$888,961	$18,932,140
Cost of revenue	37,237	52,839
Cost of revenue-related parties	52,466	54,438
Total cost	89,703	107,277
Gross profit	799,258	18,824,863
Research and development	59,011	389,427
Sales and marketing	1,668,802	18,603,615
General and administrative	710,183	584,967
Total operating expenses	2,437,996	19,578,009
Loss from operation	(1,638,738)	(753,146)
Other income (expenses), net
Interest income (expense), net	(9,223)	4
Other income (expenses), net	(2,929)	9,492
Loss before income taxes	(1,650,890)	(743,650)
Income taxes	—	(223,842)
Net loss	$(1,650,890)	$(967,492)
Net loss per share Basic and Diluted	$(1.73)	$(3.91)
Weighted average shares outstanding-Basic and Diluted	952,960	247,443
Net loss	$(1,650,890)	$(967,492)
Other comprehensive income:
Foreign currency translation adjustments	104,649	116,637
Comprehensive loss	$(1,546,241)	$(850,855)

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICITS

FOR THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2019 and 2018

	Common Stock		Preferred		Additional paid-in	(Accumulated	Accumulated Other Comprehensive	Subscription
	Shares	Amount	Shares	Amount	capital	Deficit)	Income	Receivable	Total
Balance at December 31, 2018	445,726	$446	10,000,000	$10,000	$596,552	$(1,991,177)	$39,262	$—	$(1,344,917)
Issuance of common stock	1,140,693	1,141		—	98,859	—	—	(100,000)	—
Net loss		—		—	—	(1,650,890)	—		(1,650,890)
Foreign currency translation		—		—	—	—	104,649		104,649
Balance at September 30, 2019	1,586,419	$1,587	10,000,000	$10,000	$695,411	$(3,642,067)	$143,911	$(100,000)	$(2,891,158)

	Common Stock		Preferred		Additional paid-in	(Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	stock	capital	Deficit)	Income	Total
Balance at December 31, 2017		$—		$—	$15	$(296,901)	$(7,338)	$(304,224)
Capital Contribution		—		—	12,756	—	—	12,756
Business acquisition under common control of Wu Ba(prior Rarus Technologies Inc.)	445,726	446	1,000,000	10,000	583,781	(583,781)		10,446
Net loss		—		—	—	(967,492)	—	(967,492)
Foreign currency translation		—		—	—	—	116,637	116,637
Balance at September 30, 2018	445,726	$446	10,000,000	$10,000	$596,552	$(1,848,174)	$109,299	$(1,136,877)

WU BA SUPERIOR PRODUCTS HOLDING GROUP INC.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS PERIODS ENDED SEPTEMBER 30, 2019 AND 2018

	For Nine Months Ended
	September 30,
	2019	2018
Net Loss	$(1,650,890)	$(967,492)
Adjustments to reconcile net income to net cash provided by (used in) Operating activities
Depreciation	18,712	1,393
Changes in operating assets and liabilities:
Other receivables	(306,849)	87,410
Other payables	464,654	481,170
Due from to related parties	(376,186)	(40,521)
Income tax payable	(8,318)	212,676
Other assets	(259,325)	—
Other liabilities	279,707	51,076
CASH FLOW USED IN OPERATING ACTIVITIES	(1,838,495)	(174,288)
CASH FLOW FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(184,160)	(19,575)
CASH FLOW USED IN INVESTING ACTIVITIES	(184,160)	(19,575)
CASH FLOW FROM FINANCING ACTIVITIES
Received the capital fund	—	12,756
CASH FLOW PROVIDED BY FINANCE ACTIVITIES	—	12,756
Exchange rate effect on cash and cash equivalents	104,649	116,637
Net increase in cash and cash equivalents	(1,918,006)	(64,470)
Cash and cash equivalents at beginning of year	3,110,079	327,269
Cash and cash equivalents at end of period	$1,192,073	$262,799
Paid in cash
Income Tax	$—	$11,166
Interest expenses	$23,013	$—

Note 1. Company Overview

Wu Ba Superior Products Holding Group Inc. (the “Company” or “Wu Ba”) was incorporated in the State of Nevada on June 23, 2010 and underwent several name changes prior to its current name.  Most recently and until December of 2018, the Company was known as Rarus Technologies, Inc., which was a dormant company.

On January 29, 2018, the Eighth Judicial District Court in Clark County, Nevada, appointed an affiliate of David Lazar as custodian of the Company. On May 2, 2018, control of the Company was transferred by the entity controlled by Mr. Lazar to Mr. Chen Yanhua, our Chairman and principal executive officer and sole director, by selling him 10,000,000 shares of Series A Preferred Stock for a purchase price of $400,000.

Effective December 17, 2018, the Company changed its name from Rarus Technologies, Inc. to Wu Ba Superior Products Holding Group Inc.  Effective as of January 22, 2019 the Company conducted a 100 for 1 reverse split whereby each 100 shares of outstanding common stock were exchanged for one share of common stock.  In connection with the foregoing, the Company changed our trading symbol from RARS to WBWB and began trading as WBWB effective on February 20, 2019.

Effective as of December 20, 2019, the Company effectuated a reverse stock split of our common stock of 10 for 1 in contemplation of the acquisition of Living Cycle described below. This resulted in 1,586,419 shares of common stock issued and outstanding. All number of shares set forth herein shall be post the reverse split (unless otherwise specified)

On December 27, 2019, the Company consummated the transactions contemplated by the Share Exchange Agreement among the Company, Living Cycle Holding Ltd., a British Virgin Islands corporation (“Living Cycle”) and the four shareholders of Living Cycle, pursuant to which the Company acquired all the ordinary shares of Living Cycle in exchange for the issuance to the shareholders of Living Cycle of an aggregate of 100,000,000 shares of the Company. The closing date was January 27, 2020. As a result, Living Cycle became a wholly-owned subsidiary of the Company.

Wu Ba, through its wholly owned subsidiary, Living Cycle and its subsidiaries and the VIE own and operate an active ecommerce business in the People’s Republic of China.  Its business is an ecommerce platform which offers marketplace services that enable third-party merchants to sell their products to consumers in China.

Note 2. Summary of Significant Accounting Policies

(a)	Basis of presentation and liquidation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries and the VIE contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the condensed consolidated balance sheet as of September 30, 2019, the condensed consolidated statements of operations and comprehensive income (loss), condensed consolidated statements of stockholders’ equity, and cash flows for the nine months ended September 30, 2019 and 2018. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Rule 8-03 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Accordingly, they have been condensed and do not include all of the information and footnotes required by GAAP for complete financial statements.

The accompanying unaudited interim condensed financial statements are presented on the basis that the Company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and considers the Company’s current financial status, business operation, market strategy, and products development in the twelve months following the issuance date of these financial statements. The Company has concluded there was no substantial doubt about the Company’s ability to continue as a going concern.

The Company incurred net loss attributable to Wu Ba of $1,650,890, $967,492 during the nine months ended September 30, 2019 and 2018, respectively. As of September 30, 2019 and as of September 30, 2018, the Company had an accumulated deficit of $3,642,067 and $1,848,174, respectively. The Company was loss in these two periods, and incurred net cash outflow from operations of $1,838,495 and $179,734 during the nine months ended September 30, 2019 and 2018, respectively.

As of September 30, 2019, the Company had cash and cash equivalents of $1,192,073, which controls on certain transfers of funds to and from China. The Company’s China subsidiaries are subject to pre-approval from the State Administration of Foreign Exchange (“SAFE”) for non-domestic financing. Additionally, the amount of cash available for transfer from the China subsidiaries and the VIE for use by the Company’s non-China subsidiaries is also limited both by the liquidity needs of the subsidiaries in China and the restriction on foreign currency exchange by Chinese-government mandated limitations including currency exchange controls on certain transfers of funds outside of China.

The Company is currently seeking to restructure the terms of our liabilities by raising funds to pay off liabilities. Our ability to continue as a going concern is depend upon obtaining the necessary financing or negotiating the terms of the existing borrowing to meet our current and future liquidity need.

(b)	Principles of consolidation

The accompanying consolidated financial statements include the financial statements of the Company, its subsidiaries and the VIE. All significant inter-company transactions and balances between the Company, its subsidiaries and the VIE have been eliminated upon consolidation.

To comply with PRC laws and regulations, the Company provides substantially eCommerce platform service in China via its VIE, which hold critical operating licenses that enable the Company to do business in China. Substantially all of the Company’s revenues, costs and net income (loss) in China are directly or indirectly generated through these VIEs. The Company has signed various agreements with its VIE and legal shareholders of the VIE to allow the transfer of economic benefits from the VIEs to the Company and to direct the activities of the VIE.

The Company believes that the contractual arrangements among its subsidiaries, the VIE and its shareholders are in compliance with the current PRC laws and legally enforceable. However, uncertainties in the interpretation and enforcement of the PRC laws, regulations and policies could limit the Company’s ability to enforce these contractual arrangements. As a result, the Company may be unable to consolidate the VIE in the consolidated financial statements. The Company’s ability to control its VIE also depends on the authorization by the shareholders of the VIE to exercise voting rights on all matters requiring shareholders’ approval in the VIE. The Company believes that the agreements on authorization to exercise shareholder’s voting power are legally enforceable. In addition, if the legal structure and contractual arrangements with its VIE were found to be in violation of any future PRC laws and regulations, the Company may be subject to fines or other actions. The Company believes the possibility that it will no longer be able to control and consolidate its VIE as a result of the aforementioned risks and uncertainties is remote.

The following table sets forth its subsidiaries and the VIE, including their country of incorporation or residence and our ownership interest in such subsidiaries. Please see Note 4 “VIE Structure and Arrangement”.

	Date of incorporation	Interest %	Place of incorporation
Subsidiaries:
Living Cycle Holding Ltd (BVI)	2018/6/28	100%	BVI
Fifty-Eight Superior Products (HK) Technology Ltd	2017/9/7	100%	HongKong
Shenchuang Dachen (Shenzhen)Technology Co.,Ltd (WOFE)	2018/12/7	100%	PRC
VIE:
Wuba Life Circle (Shenzhen) Technology Co., Ltd. ("Wuba Life Circle" or the "VIE")	2017/3/20	100%	PRC

(c)	Use of estimation

The accompanying Unaudited interim condensed financial statements have been prepared in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company's consolidated financial statements include, but not limited to economic lives and impairment of long-lived assets, valuation allowance for deferred tax assets, and uncertain tax position. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(d)	Foreign currency

The functional currency of the Company, Wu Ba Superior Products Holdings Group Inc, Living Cycle Holding Ltd and Fifty-Eight Superior Product (HK) Technology Ltd is US Dollar. The VIE determined their functional currency to be Chinese Reminbi, or RMB based on the criteria of ASC 830, Foreign Currency Matters. The Company uses the USD as its reporting currency.

The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. The Company also uses the historical exchange rate at the initial transaction date to translate the Capital and various reserve items. Translation differences are recorded in accumulated other comprehensive income (loss), a component of shareholders' deficits.

(e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and cash in the bank.  The Company cooperates with leading third-party online payment service providers in China, including Weixin Pay, QQ Wallet, Alipay and Gaohuitong, and enable buyers to make payments for their purchases easily and efficiently. The cash received through third-party online payment service providers are not belong to the Company cash and cash equivalents.

On March 31, 2015, China issued the Deposit Insurance Regulation, and went into effect on May 1, 2015. For Chinese depositors, the maximum payout amount per depositor per institution is RMB 500,000, including principal and interest, with unpaid amounts in excess of the maximum payout to be claimed from the liquidation of assets of the relevant financial institution.

(f)	Receivables

Although the Company evaluated client credit worthiness, the Company provided an allowance for doubtful accounts for the estimated loss when collection may no longer be reasonably assured. The Company assessed collectability of receivables based on a number of factors including analysis of creditworthiness, client’s historical payment history, current economic conditions, and the length of time an individual receivable balance. As of September 30, 2019 and December 31, 2018, there was no allowance for the doubtful accounts.

(g)	Property and equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Computer and office equipment	3 years
Leasehold improvements	Over the shorter of lease term or the estimated useful lives of the assets

Repair and maintenance costs are charged to expense as incurred, whereas the costs of renewals and betterments that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

(h)Impairment of long-lived assets other than goodwill

The Company evaluates its long-lived assets, including fixed assets and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Company evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available.

For all periods presented, there was no impairment of any of the Company's long-lived assets.

(i)	Fair value of financial instruments

The Company's financial instruments include cash and cash equivalents, amount due from/to related parties, merchant deposits, payables to merchants. The carrying values of these financial instruments approximate their fair values due to their short-term maturities.

The Company applies ASC 820, Fair Value Measurements and Disclosures, ("ASC 820"). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

(j)	Revenue recognition

The Company through its platform primarily offers marketplace services that enable third-party merchants to sell their products or services to consumers in China. Revenues from marketplace services consist of commission fees, membership fees and offline agency fees.  Payments of services are generally received before service are provided.

Effective March 20, 2017, the Company early adopted ASU 2014-09, Revenue from contracts with Customers (Topic 606). Under Topic 606, revenues are recognized when the promised products have been confirmed of delivery or services have been transferred to the consumers in amounts that reflect the consideration the customer expects to be entitled to in exchange for those products or services.

Commission fees

The Company charges commission fees to merchants for sales transactions completed on the Company's online marketplace, the Company is not primarily obligated to the consumers, does not take inventory risk and does not have latitude over pricing of the merchandise. Commission fees are determined as a percentage based on the value of merchandise or services being sold by the merchants. Revenues related to commissions are recognized in the consolidated statements of operations and comprehensive income (loss) at the time when transactions are determined to have been completed upon the consumers confirming the receipts of goods. Commission fees are not refundable if and when consumers return the merchandise to merchants.

Membership fees

The Company earned membership fees from its third party vendors, who pay one-time fixed fee in exchange for (1) the right to sell merchandise in 58 Youpin app, (2) the right to receive member exclusive discounts for merchandise sold on the 58 Youpin app (3) access rights to the 58 Youpin app and its member-exclusive features, and (4) member exclusive online training. All of these items regard as one performance obligation once the merchandise listed in 58 Youpin app. The fee is not refundable.

Offline agency fees

The Company earned the one-time fixed fee from its offline agency in exchange for the right to purchase from online third party vendor with a discounted wholesale price through online platform and distribute the product offline to a group of customers. The revenue of offline agency fees is recognized when the contract is taken effective.

Revenue breakdown for the nine months ended September 30, 2019 and 2018 is as follows:

	For the nine months Ended		For the nine months Ended
	September 30,		September 30,
	2019	% of net sales	2018	% of net sales
Commission fees	$763,568	86%	$15,507,688	82%
Membership fees	50,458	6%	3,277,781	17%
Offline agency fees	74,697	8%	146,408	1%
Others	238	0%	263	0%
Total revenues	$888,961	100%	$18,932,140	100%

(k)	Cost of revenue

Cost of revenue consist primarily of costs associated with the operation of the online platform, such as bandwidths and server costs, equipment costs and unusual cancellation order fee attributable to the marketplace services.

(l)	Sales and Marketing expense

Sales and Marketing expenses include the coupon cost for promotion, advertisement and other operating expenses associated with sales and marketing. Coupon cost accounts for a great portion of Sales and Marketing expenses.

In order to promote its online marketplace and attract more registered consumers, the Company at its own discretion issues coupons to consumers. These coupons can be used in future purchases of eligible merchandise offered on the Company's marketplace to reduce purchase price that are not specific to any merchant. As the consumers are required to make future purchases of the merchants' merchandise to redeem the coupons, the Company recognizes the amounts of redeemed coupons as marketing expenses when future purchases are made. For the nine months ended September 30, 2019 and 2018, the Company recorded marketing expenses related to the coupons of $1,257,087 and $16,292,951, respectively.

(m)	Research and development expenses

Research and development expenses include payroll, employee benefits, and other operating expenses associated with research and platform development. Research and development expenses also include rent, depreciation and other related expenses. To date, expenditures incurred between when the application has reached the development stage and when it is substantially complete and ready for its intended use have been inconsequential and, as a result, the Company did not capitalize any qualifying software development costs in the accompanying consolidated financial statements.

(n)	Operating Leases

The Company leases office space under operating lease agreements with initial lease terms up to December 31, 2021. Rental expense is recognized from the date of initial possession of the leased property on a straight-line basis over the term of the lease.  In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), as amended, which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company adopted the new standard effective January 1, 2019 and elected the package of practical expedients permitted under the transition guidance, which allows to carryforward our historical lease classification, and initial direct costs for any leases that exist prior to adoption of the new standard. The Company will also keep leases with an initial term of 12 months or less off the balance sheet and recognize the associated lease payments in the consolidated statements of income on a straight-line basis over the lease term.

(o)	Income taxes

The Company followed the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes, or ASC 740. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company recorded a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

The Company accounted for uncertainties in income taxes in accordance with ASC 740. Interest and penalties related to unrecognized tax benefit recognized in accordance with ASC 740 are classified in the consolidated statements of comprehensive loss as income tax expense.

British Virgin Island

Under the current tax laws of British Virgin Island, the Company and its subsidiaries are not subject to tax on their income or capital gains. In addition, upon of dividends by the Company to its shareholders, no British Virgin Island withholding tax will be imposed.

United States

Under the current tax laws of United States, the Company and its subsidiaries are not subject to tax on their income or capital gains. In addition, upon of dividends by the Company to its shareholders, no United States withholding tax will be imposed.

P.R China

The China Corporate Income Tax Law (“CIT Law”) became effective on January 1, 2008. Under the CIT Law, China’s dual tax system for domestic enterprises and foreign investment enterprises (“FIEs”) was effectively replaced by a unified system. The new law establishes a tax rate of 25% for most enterprises. The Company’s VIE through which the majority of our business in China is applicable to this tax rate.

The following table reconciles the PRC statutory rates to the Company’s effective tax rate for the quarter ended September 30, 2019 and 2018, respectively:

	2019	2018
PRC statutory rate	25.0%	25.0%
Net operating losses for which no deferred tax assets was recognized	(25.0)	(25.0)
The Company’s expense is out of limit than that of PRC statutory tax policy allowed	—	16.5
Effective income tax rate	0.0%	16.5%

Income tax expense for the nine months ended September 30, 2019 and 2018 is as follows:

	2019	2018
Current	$—	$223,842
Deferred	—	—
Income tax expense	$—	$223,842

(p)    Employee benefit expenses

As stipulated by the regulations of the PRC, full-time employees of the Group are entitled to various government statutory employee benefit plans, including medical insurance, maternity insurance, workplace injury insurance, unemployment insurance and pension benefits through a PRC government-mandated multi-employer defined contribution plan. The Group is required to make contributions to the plan and accrues for these benefits based on certain percentages of the qualified employees' salaries.

(q)	Comprehensive income (loss)

Comprehensive income (loss) is defined as the changes in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Company’s comprehensive loss includes net loss and foreign currency translation adjustment and is presented in the consolidated statements of operations and comprehensive loss.

(r)	Loss per share

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period using the two-class method. Under the two-class method, net loss is allocated between ordinary shares and other participating securities based on their participating rights. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of shares issuable upon the exercise of share options using the treasury stock method. Ordinary equivalent shares are not included in the denominator of the diluted loss per share calculation when inclusion of such shares would be anti-dilutive.

(s)	Segment reporting

The Company follows ASC 280, Segment Reporting. The Company's Chief Executive Officer as the chief operating decision-maker reviews the consolidated financial results when making decisions about allocating resources and assessing the performance of the Company as a whole and hence, the Company has only one reportable segment. The Company operates and manages its business as a single segment. As the Company's long-lived assets are substantially all located in the PRC and substantially all the Company revenues are derived from within the PRC, no geographical segments are presented.

(t)	Recent accounting pronouncements

Management has considered all recent accounting pronouncements issued. Management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Note 3. Acquisition

On March 20, 2017, Mr. Chen, Yanhuan (Mr. Chen), the Company’s Chairman of the Board and Chief Executive Officer and Chief Financial Officer, incorporated Wuba Life Circle in Shenzhen, China. Mr. Chen in turn incorporated Fifty-Eight Superior Products (HK) Technology Ltd (“Fifty-Eight”), Living Cycle, and Shenchuang Dachen (Shenzhen) Technology Co., Ltd (“Dachen”) and reorganized the these entities with Living Cycle being a holding entity with the other three non-controlling shareholders. As a result of the reorganization, Living Cycle owns 100% interest in Fifty-Eight and Fifty-Eight owns 100% interest in Dachen. Dachen controls 100% interest in Wu Ba Life Circle through VIE contractual arrangements as disclosed in Note 4. Such reorganization was completed on December 12, 2018.

On May 2, 2018, the Company underwent a change of control as a result of the transfer of 10,000,000 shares of Series A Preferred Stock (which voted on a 100 for one basis at the time of the change of control) from Custodian Ventures, LLC, to Mr. Chen.

On December 27, 2019, the Company consummated the transactions contemplated by the Share Exchange Agreement among the Company, Living Cycle, and the four shareholders of Living Cycle, pursuant to which the Company acquired all the ordinary shares of Living Cycle in exchange for the issuance of the Company’s common stocks to the shareholders of Living Cycle in an aggregate of 100,000,000 shares. As a result, Living Cycle became a wholly-owned subsidiary of the Company.

The Company accounted for above transaction as a reverse acquisition under ASC Subtopic 805-40, based on the fact that the Living Cycle is an accounting acquirer and the Company is the accounting acquiree. Meanwhile, the Living Cycle retrospectively consolidates the Company and as if it had been owned by Living Cycle since May 2, 2018, the date the Company was acquired by Mr. Chen, in accordance with ASC Subtopic 805-50.

Note 4. VIE Structure and Arrangements

The Company consolidates VIE in which it holds a variable interest and are the primary beneficiary through contractual agreements. The Company is the primary beneficiary because it has the power to direct activities that most significantly affect their economic performance and have the obligation to absorb the majority of their losses or benefits. The results of operations and financial position of the VIE are included in our consolidated financial statements.

In order to operate its eCommerce business in PRC and to comply with PRC laws and regulations that prohibit or restrict foreign ownership of companies that provides value-added telecommunication services, the Company entered into a series of contractual agreements with the VIE: Wuba Life Circle (Shenzhen) Technology Co., Ltd. ("Wu ba Life Circle"). These contractual agreements may not be terminated by the VIE, except with the consent of, or a material breach by us. Currently, the Company is still evaluating the overall operating strategy for eCommerce business and does not have plan to provide any funding to the VIE. Please refer to Note 7(a) for associated regulatory risks.

The key terms of the VIE Agreements are summarized as follows:

(a).	Exclusive Consulting and Services Agreement

The WFOE has the exclusive right to provide technical service, marketing and management consulting service, financial support service and human resource support services to the VIE, and the VIE is required to take all commercially reasonable efforts to permit and facilitate the provision of the services by WFOE. As compensation for providing the services, WFOE is entitled to receive service fees from the VIE equivalent to the WFOE’s cost plus 20-30% of such costs as calculated on accounting policies generally accepted in the PRC. The WFOE and the VIE agree to periodically review the service fee and make adjustments as deemed appropriate. The term of the Technical Services Agreement is perpetual, and may only be terminated upon written consent of both parties.

(b).	Equity Pledge Agreement

The VIE’s Shareholders pledged all of their equity interests in VIE (the “Collateral”) to  WFOE, our wholly owned subsidiary in PRC, as security for the performance of the obligations to make all the required technical service fee payments pursuant to the Technical Services Agreement and for performance of the VIEs’ Shareholders’ obligation under the Call Option Agreement. The terms of the Equity Pledge Agreement expire upon satisfaction of all obligations under the Technical Services Agreement and Call Option Agreement.

(c).	Exclusive Option Agreement

The VIEs’ Shareholders granted an exclusive option to WFOE, or its designee, to purchase, at any time and from time to time, to the extent permitted under PRC law, all or any portion of the VIE’s Shareholders’ equity in the VIE. The exercise price of the option shall be determined by WFOE at its sole discretion, subject to any restrictions imposed by PRC law. The term of the agreement is until all of the equity interest in the VIE held by the VIEs’. Shareholders are transferred to WFOE, or its designee and may not be terminated by any part to the agreement without consent of the other parties.

(d).	Power of Attorney

The VIE’s Shareholders granted WFOE the irrevocable right, for the maximum period permitted by law, all of its voting rights as shareholders of the VIE. The VIE’s Shareholders may not transfer any of its equity interest in the

VIE to any party other than WFOE. The Power of Attorney agreements may not be terminated except until all of the equity in VIEs has been transferred to WFOE or its designee.

Note 5: Shareholder’s equity

The Company has 750,000,000 shares of common stock authorized with a par value of $0.001 per share as of December 31, 2018 and 2017. In addition, the Company has 100,000,000 preferred stock authorized with a par value of $0.001 per share (the “Preferred Stock”).

We have 10,000,000 shares of Series A Preferred Stock issued and outstanding. Each share of Series A Preferred Stock is convertible at any time at the option of the holder into the number of common shares determined by dividing the original issue price of the Series A Preferred Stock ($0.001 per share) by the conversion price, which is $0.00001 per share (i.e. 1 preferred share for 100 common shares). The shares are automatically convertible upon an initial public offering of the sale of the Common Stock, a liquidation or winding up of the Company or the date specified by the holders of a majority of the shares of Series A Preferred Stock. The holder of each share of Series A Preferred Stock shall have the right to vote for each share of Common Stock on an as converted basis.

On June 14, 2019, the Company issued 10,000,000 pre-split common stocks (1,000,000 post-split) for total proceeds of $100,000. The Company has not received such consideration and booked the subscription receivable under equity statement.

On December 27, 2019, the Company effectuated a reverse stock split of our common stock of 10 for 1 in contemplation of the acquisition of Living Cycle described below. All share amounts set forth herein shall be post the reverse split (unless otherwise specified).

On January 27, 2020, the Company issued additional 100,000,000 shares of common stocks.

Note 6: Commitments and Contingencies

Leases

The Company entered into various non-cancelable operating, office space leases. Future minimum lease payments under all non-cancelable operating leases with an initial term in excess of one year as of September 30, 2019 are as follows:

In thousand	Amount
2019 remaining	$46,050
2020	192,153
2021	48,352
2022	—
2023	—
Thereafter	—
Total	$286,555

The Company has no open litigation.

Note 7. Concentration, Credit and Other Risks

(a)	Concentration of credit risk

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash and cash equivalents. The maximum exposures of such assets to credit risk is their carrying amounts as of the balance sheet dates. The Company deposits its cash and cash equivalents located in jurisdictions where the subsidiaries are located. The Company believes that no significant credit risk exists as these financial institutions have high credit quality.

(b)	Concentration of customers and suppliers

Substantially all revenue was derived from customers located in China. There are no customers from whom revenue individually represent greater than 10% of the total revenue or the total purchases of the Company in any of the periods presented.

Note 8: Related party transaction

(a)	Related party list

Names of related parties (Need to translate to Chinese)	Relationship with the Company
Shenzhen Opelvi Trading Company	Company controlled by the director
Shenzhen Litchi Pay Technology Co., Ltd.	Company controlled by the director
Wuba You Pin (Shenzhen) Brand Chain Management Co., Ltd.	Company controlled by the founder
Wuba You Pin (Shenzhen) Information Technology Co., Ltd.	Company controlled by the founder
Wuba You Pin (Hong Kong) Technology Co., Ltd.	Company controlled by the founder
Shenzhen Qianhai Wu Ba Youpin Technology Co., Ltd.	Company controlled by the founder
Zhuji Qianhai Wu Ba Trading Company	Company controlled by the director
Chen, Yanlong	Shareholder
Chen, Yanhuan	Founder
Chen, Xiru	Director
Pang Chung Hon	Shareholder
Shenzhen Rococo Technology Co., Ltd.	Company controlled by the founder
Shenzhen Juda Supply Chain Co., Ltd.	Company controlled by the founder

(b)

The Company had the following related party balances and transactions for the nine month period ended September 30, 2019 and for the year ended December 31, 2018. All related parties are controlled by either the founder or the directors of the Company and are providing professional services for the Company to facilitate its operation of e-Commerce system. These advanced balances are short-term in nature, bearing no interest, and due on demand.

	September 30,	December 31,
	2019	2018
Accounts due from related parties:
Shenzhen Opelvi Trading Company	$215,419	$165,738
Shenzhen Litchi Pay Technology Co., Ltd.	2,798	2,908
Wuba You Pin (Shenzhen) Brand Chain Management Co., Ltd.	154,386	91,566
Wuba You Pin (Shenzhen) Information Technology Co., Ltd.	68,752	71,456
Shenzhen Qianhai Wuba Youpin Technology Co., Ltd.	—	98,811
Pang Chung Hon	—	7,269
Total	$441,355	$437,748
Accounts due to related parties:
Shenzhen Qianhai Wuba Youpin Technology Co., Ltd.	345,844	679,604
Shenzhen Rococo Technology Co., Ltd.	—	72,401
Chen, Yanlong	202,784	210,760
Chen, Yanhuan	1,122,543	1,161,029
Zhuji Qianhai Wuba Trading Company	350	363
Other(HK and US)	136,694	56,608
Total	$1,808,215	$2,180,765

Additional, the cost of revenue-related parties mainly consists the rental cost of the computer from Shenzhen Qianhai Wuba Youpin Technology Co., Ltd.

Note 9: Subsequent event

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to the September 30, 2019 to the date these financial statements were issued and has determined that it does not have any material subsequent events to disclose in these financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except for the SEC filing fee.

SEC filing fee	$5,452
Legal fees and expenses	$150,000
Accounting fees and expenses	$100,000
Total	$255,452

Item 14. Indemnification of Directors and Officers

(a)

The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was a Director or officer of the Company or is or was serving at the request of the Company as a director, officer or fiduciary of another corporation or of a partnership, joint venture, trust, non-profit entity, or other enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person. The right to indemnification conferred in this Bylaw shall be a contract right. Except as provided in paragraph (c) of this Bylaw with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify a person in connection with a proceeding initiated by such person or a claim made by such person against the Company only if such proceeding or claim was authorized in the specific case by the Board of Directors of the Company.

(b)

Subject to applicable law, the Company shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that if and to the extent required by law the payment of expenses incurred by any person covered hereunder in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the affected person to repay all amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified under this Bylaw or otherwise.

(c)

If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Bylaw is not paid in full within thirty days, or such other period as might be provided pursuant to contract, after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim or may seek whatever other remedy might be provided pursuant to contract. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. If successful in whole or in part, claimant shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. Neither the failure of the Company (including its Directors, independent legal counsel or shareowners) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the General Corporation Law of Nevada, nor an actual determination by the Company (including its Directors, independent legal counsel or shareowners) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d)

Any determination regarding whether indemnification of any person is proper in the circumstances because such person has met the applicable standard of conduct set forth in the General Corporation Law of Nevada shall be made in accordance with the applicable provisions of Nevada law.

(e)

The Company may, but shall not be required to, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any claim, action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust, non-profit entity, or other enterprise, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person.

(f)

The rights conferred on any person by this Bylaw shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of shareowners or disinterested Directors or otherwise.

(g)

Any repeal or modification of the foregoing provisions of this Bylaw shall not adversely affect any right or protection hereunder of any person with respect to any act or omission occurring prior to or at the time of such repeal or modification for which indemnification or advancement of expenses is sought.

(h)

The Company’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

We currently maintain and intend to maintain for the foreseeable future director and officer liability insurance on behalf of our directors and officers.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we sold the following securities which were not registered under the Securities Act, all of which were offered and sold in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

As of December 27, 2019, we issued 10,000,000 shares of common stock to the four shareholders of Living Cycle Holding Ltd. in consideration for all their shares in Living Cycle Holding Ltd.

On June 13, 2019, we issued 500,000 shares to an investor in consideration for $50,000. We have not received such consideration as of today.

On June 13, 2019, we issued 500,000 shares to an investor in consideration for $50,000. We have not received such consideration as of today.

On February 12, 2018, we issued 10,000,000 shares of Series A Preferred Stock to Custodian Ventures, LLC, an affiliate of David Lazar, the court appointed custodian of the Company.

Item 16. Exhibits

Exhibit Number	Description of Document

2.1	Share Exchange Agreement, dated as of September 30, 2019, by and among the Company, Living Cycle Holding Ltd. and the Shareholders of Living Cycle Holding Ltd.

3.1

Articles of Incorporation of the Company, dated June 23, 2010 (incorporated by reference to Exhibit 3(1) to Form S-1 as filed by Rarus Technologies, Inc. with the Securities and Exchange Commission on August 19, 2010).

3.2	Bylaws of the Company (incorporated by reference to Exhibit 3(2) to Form S-1 as filed by Rarus Technologies, Inc. with the Securities and Exchange Commission on August 19, 2010)

3.3	Certificate of Amendment to Articles of Incorporation (name change), dated June 24, 2011.

3.4

Certificate of Amendment to Articles of Incorporation (name change), dated January 26, 2012, incorporated by reference to Exhibit 3(1) to Form 8-K as filed by the Company with the Securities and Exchange Commission on February 8, 2012.

3.5

Articles of Incorporation of Zngle, Inc., a wholly owned subsidiary of the Company, dated May 9, 2012 (incorporated by reference to Exhibit 3(1) to Form 8-K as filed by the Company with the Securities and Exchange Commission on May 10, 2012.)

3.6	Certificate of Reinstatement, dated January 31, 2018, as filed by the Company with the Secretary of State of Nevada.

3.7	Certificate of Amendment by Custodian, dated January 31, 2018, as filed by the Company with the Secretary of State of Nevada.

3.8	Certificate of Designation for Preferred Series A Stock, dated February 12, 2018, as filed by the Company with the Secretary of State of Nevada.

3.9	Amendment to Certificate of Designation to the Series A Preferred Stock, dated May 1, 2018, as filed by the Company with the Secretary of State of Nevada.

3.9a	Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations dated December 17, 2018, as filed by the Company with the Secretary of State of Nevada.

3.10	Certificate of Change, dated January 22, 2019, as filed by the Company with the Secretary of State of Nevada.

3.11	Certificate of Change, dated December 20, 2019, as filed by the Company with the Secretary of State of Nevada

5.1	Opinion of The Crone Law Group, P.C. *

10.1	Share Purchase Agreement dated May 2, 2018, by and between Custodian Ventures, LLC, as custodian of Rarus Technologies, Inc., as seller, and Chen Yanhua, as buyer.

10.2	Lease Agreement between Shenzhen United Win Win and May 8 Life Circle (Shenzhen) Technology Co., Ltd.

10.3	Exclusive Consulting Service Agreement dated December 12, 2018 by and between Shenchuang Dachen (Shenzhen) Technology Co., Ltd. and Wuba Life Circle (Shenzhen) Technology Co., Ltd.

10.4	Exclusive Option Agreement dated December 12, 2018 by and between Shenchuang Dachen (Shenzhen) Technology Co., Ltd. and Wuba Life Circle (Shenzhen) Technology Co., Ltd.

10.5	Business Operation Agreement dated December 12, 2018 by and between Shenchuang Dachen (Shenzhen) Technology Co., Ltd. and Wuba Life Circle (Shenzhen) Technology Co., Ltd.

10.6	Intellectual Property License Agreement dated December 12, 2018 by and between Shenchuang Dachen (Shenzhen) Technology Co., Ltd. and Wuba Life Circle (Shenzhen) Technology Co., Ltd.

10.7	Loan Agreement dated December 12, 2018 by and between Shenchuang Dachen (Shenzhen) Technology Co., Ltd. and Chen Yanhuan

10.8	Loan Agreement dated December 12, 2018 by and between Shenchuang Dachen (Shenzhen) Technology Co., Ltd. and Zhang Jinlin

10.9	Equity Pledge Agreement dated December 12, 2018 by and between Shenchuang Dachen (Shenzhen) Technology Co., Ltd. and Chen Yanhuan

10.10	Equity Pledge Agreement dated December 12, 2018 by and between Shenchuang Dachen (Shenzhen) Technology Co., Ltd. and Zhang Jinlin

21.1	List of subsidiaries of the Company.
23.1	Consent of The B F Borgers, CPA PC
23.3	Consent of The Crone Law Group, P.C. (included in Exhibit 5.1)

*To be filed by amendment

Item 17. Undertakings

The Company hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen Guangdong China, on February 20, 2020.

WU BA SUPERIOR PRODUCTS HOLDING GROUP, INC.
February 20, 2020	By:	/s/ Yanhuan Chen
Yanhuan Chen Chairman and Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

February 20, 2020	By:	/s/ Yanhuan Chen
Yanhuan Chen Chairman and Chief Executive Officer and Director
(Principal Executive Officer)

February 20, 2020	By:	/s/ Jinlin Zhang
Jinlin Zhang Director

February 20, 2020	By:	/s/ Chen Xiru
Chen Xiru Director